As filed with the U.S. Securities and Exchange Commission on October 25, 2022

Registration No. 333-267071

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5047	27-3879805
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2665 North First Street, Suite 300

San Jose, California 95134

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christy La Pierre

Chief Legal Officer

Eargo, Inc.

2665 North First Street, Suite 300

San Jose, California 95134

(650) 351-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen M. Wells

David Zaheer

Harry Demas

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 25, 2022

Preliminary Prospectus

Rights to Purchase Up to 375,000,000 Shares of Common Stock

We are distributing to the holders (collectively, the “stockholders”) of our common stock, par value $0.0001 per share (the “common stock”) non-transferable rights (the “rights”) to purchase up to an aggregate of 375,000,000 shares of our common stock at a cash subscription price of $0.50 per share (the “Rights Offering”). Assuming the Rights Offering is fully subscribed, we currently expect to receive aggregate gross proceeds of $187,500,000. You will not be entitled to receive any rights unless you are a stockholder of record as of 5:00 p.m., New York City time, on October 24, 2022 (the “record date”).

The rights will expire if they are not exercised by 5:00 p.m., New York City time, on November 17, 2022, the expected expiration date of this Rights Offering. We, in our sole discretion, may extend the period for exercising the rights. Rights which are not exercised by the expiration date of the Rights Offering will expire and will have no value. You should carefully consider whether or not to exercise your rights before the expiration date. Once you have exercised your rights, your exercise may not be revoked.

On June 24, 2022, we announced our intention to commence the Rights Offering and entered into a note purchase agreement (the “Note Purchase Agreement”) with an affiliate of Patient Square Capital and Drivetrain Agency Services, LLC, as administrative agent and collateral agent. Pursuant to the Note Purchase Agreement, we agreed to issue and sell up to $125 million in senior secured convertible notes (the “Notes”). On June 28, 2022, we closed the initial issuance of $100 million of Notes. As part of the Note Purchase Agreement, we must complete the Rights Offering by December 24, 2022. For more information, see “The Rights Offering”.

Rights may only be exercised in whole numbers of shares of common stock, and we will not issue fractional shares. Each right will entitle you to purchase                     shares at a subscription price per share of $0.50. After aggregating all of the shares subscribed for by a particular stockholder, any fractional shares of our common stock created by the exercise of the rights by that stockholder will be rounded down to the nearest whole share for purposes of determining the number of shares of our common stock for which you may subscribe, with such adjustments as may be necessary to ensure that we offer 375,000,000 shares of common stock in the Rights Offering. Each right consists of a basic subscription privilege and an oversubscription privilege. The rights under the basic subscription privilege will be distributed in proportion to stockholders’ holdings on the record date. If you exercise your basic subscription privilege in full, and other stockholders do not, you will be entitled to an oversubscription privilege to purchase a portion of the unsubscribed shares at the subscription price, subject to proration, and certain limitations. See “Questions & Answers — What are the limitations of the oversubscription privilege?”

Exercising the rights and investing in our common stock involve significant risks. We urge you to read carefully the section titled “Risk Factors” beginning on page 10 of this prospectus, the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights. On or about November 7, 2022, we expect to issue our financial results for the quarterly period ended September 30, 2022. See “Summary — Recent Developments.”

Our common stock is listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “EAR.” On October 24, 2022, the last reported sale price of our common stock was $0.64. The rights are non-transferrable, except that rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The rights will not be listed for trading on the Nasdaq or any other stock exchange or market. You are urged to obtain a current price quote for our common stock before exercising your rights.

Neither the Company nor our board of directors makes any recommendation to stockholders regarding whether they should exercise or let lapse their rights.

Our board of directors reserves the right to terminate the Rights Offering for any reason any time before the completion of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned as soon as practicable, without interest or penalty.

This Rights Offering is being made directly by us. We are not using an underwriter or selling agent. Continental Stock Transfer & Trust Company, LLC will serve as the subscription agent for the Rights Offering, and Morrow Sodali LLC will serve as the information agent for the Rights Offering. The subscription agent will hold the funds we receive from subscribers until we complete, abandon or terminate the Rights Offering. If you want to participate in this Rights Offering and you are the record holder of your shares, we recommend that you submit a rights certificate, Notice of Guaranteed Delivery (if applicable) (as described herein), and payment to the subscription agent well before the deadline. If you want to participate in this Rights Offering and you hold shares through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your rights certificate, Notice of Guaranteed Delivery (if applicable), and payment in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee. For a more detailed discussion, see “The Rights Offering — The Rights” beginning on page 22.

	Per Share	Total(1)
Subscription Price	$0.50	$187,500,000
Proceeds to us, before expenses	$0.50	$187,500,000

(1)	Assumes the Rights Offering is fully subscribed.

If you have any questions or need further information about this Rights Offering, please contact Morrow Sodali LLC, our information agent for this Rights Offering, at (800) 662-5200 or via email at EAR.info@investor.morrowsodali.com. It is anticipated that delivery of the shares of common stock purchased in this Rights Offering will be made on or about November 25, 2022 (the fifth business day following the expiration date), unless the expiration date is extended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2022

i

About This Prospectus

Unless otherwise stated or the context otherwise requires, the terms “Eargo,” the “Company,” “we,” “us” and “our” refer to Eargo, Inc. and its subsidiaries.

You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering in their entirety before making an investment decision. You may read the other reports we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website or at the SEC’s offices described below under the heading “Incorporation of Information by Reference.” These documents contain important information you should consider when making your investment decision.

You should rely only on the information included or incorporated by reference in this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering in their entirety. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

Market data and other statistical information incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.

This prospectus and the documents incorporated by reference into this prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective owners.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

This Rights Offering is being made directly by us. We have retained Continental Stock Transfer & Trust Company, LLC (“subscription agent”) to serve as our subscription agent for this Rights Offering. We have retained Morrow Sodali LLC to serve as our information agent (the “information agent”) for this Rights Offering.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements about us and our industry that involve substantial risks, uncertainties and assumptions. All statements, other than statements of historical facts contained in this prospectus, incorporated by reference into this prospectus or in filings with the SEC and our public releases, including statements regarding our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “likely,” “may,” “objective,” “plan,” “ongoing,” “positioned,” “possible,” “potential,” “predict,” “project,” “seek,” “shall,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•

the impact on our business of the civil settlement agreement with the U.S. government that resolved the investigation by the U.S. Department of Justice (the “DOJ”) related to insurance reimbursement claims submitted to various federal employee health plans under the Federal Employee Health Benefits (“FEHB”) program, and the extent to which we may be able to validate and establish processes to support the submission of claims for reimbursement to health plans under the FEHB program in the future, if at all, and our ability to obtain, maintain or increase insurance coverage for our hearing aids in the future;

•	the timing or results of claims audits and medical records reviews by third-party payors;

•

the expense, timing and outcome of the purported securities class action litigation alleging that certain of our disclosures about our business, operations and prospects, including reimbursements from third-party payors, violated the federal securities laws and the purported derivative action alleging that our directors breached their fiduciary duties by failing to implement and maintain an effective system of internal controls;

•	our ability to continue to maintain the listing of our securities on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC (“Nasdaq”);

•

estimates of our future revenue and expenses, including the extent of any losses we incur from hearing aids delivered to customers where we have not submitted an insurance claim and may not receive payment;

•

estimates of our future capital needs and our ability to raise capital on favorable terms, if at all, including the timing of future capital requirements and the terms or timing of any future financings;

•

our expectations with regard to changes in the regulatory landscape for hearing aid devices, including the anticipated implementation of the new over-the-counter hearing aid regulatory framework and potential Medicare coverage for certain hearing aids, as well as any potential actions insurance providers may take following any regulatory changes;

•	our ability to attract and retain customers;

•	our expectations concerning additional orders by existing customers;

•

our expectations regarding the potential market size and size of the potential consumer populations for our products and any future products, including our ability to obtain, maintain or increase insurance coverage of and reimbursement of insurance claims for Eargo hearing aids, which is substantially dependent on, among other things, the outcomes of our efforts to validate and establish processes to support the submission of claims for reimbursement from various federal health plans, any third-party payor audits and pending regulations;

•

our ability to release new hearing aids and the anticipated features of any such hearing aids and our ability to transition our existing customers to new hearing aids, including when older models are discontinued;

•	developments and projections relating to our competitors and our industry, including competing products;

•	our ability to maintain our competitive technological advantages against new entrants in our industry;

•	the pricing of our hearing aids;

•	our expectations regarding the availability, supply, cost and inflationary pressures related to the component parts of our hearing aids;

•	our expectations regarding the ability to make certain claims related to the performance of our hearing aids relative to competitive products;

•	our commercialization and marketing capabilities and expectations;

•	our relationships with, and the capabilities of, our component manufacturers, suppliers and freight carriers;

•	the implementation of our business model and strategic plans for our business, products and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our products, including the projected terms of patent protection;

•

our ability to effectively manage our business in light of the civil settlement agreement with the U.S. government, third-party payor claims audits and medical records reviews, purported securities class action and derivative litigations, and pending regulations;

•	our ability to retain existing talent and attract new, highly skilled talent;

•	our estimates regarding the COVID-19 pandemic, including but not limited to, its duration and its impact on our business and results of operations;

•	our future financial performance; and

•

other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 or in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, each as incorporated herein by reference, and in other filings we may make from time to time with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus and the incorporated documents are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from such forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this prospectus or the documents incorporated by reference speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Questions & Answers

The following are examples of what we anticipate will be common questions about the Rights Offering (as defined below). The answers are based on selected information from this prospectus and the documents incorporated by reference in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference in this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering and the shares of our common stock.

Exercising the rights and investing in our common stock involves significant risks. We urge you to carefully read the section titled “Risk Factors” beginning on page 10 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Q: What is the Rights Offering?

A: The rights offering (the “Rights Offering”) is a distribution of rights (the “rights”) on a pro rata basis to our holders (collectively, “stockholders”) who hold shares as of 5:00 p.m., New York City time, on October 24, 2022 (the “record date”). “Pro rata” means, in proportion to the number of total shares of our common stock, par value $0.0001 per share (the “common stock”) that our stockholders hold on the record date have purchased by exercising their basic subscription privileges. You will receive one right for every share of our common stock.

Q: Why are we conducting the Rights Offering?

A: We have experienced losses and negative cash flows from operations since the Company’s inception, and we expect to incur additional substantial losses in the future. Given our need for additional capital to fund our operations, our board of directors, management and financial advisors devoted significant time and effort into exploring the Company’s strategic alternatives, including potential financing transactions to generate requisite capital to support the Company’s short- and long-term business strategies, and a potential sale of the Company. As a result of this process led by our board of directors, we entered into the Note Purchase Agreement (as defined below). As the Note Purchase Agreement presented potential dilution to our existing stockholders, we negotiated for the inclusion of the Rights Offering to allow our existing stockholders to purchase additional shares of common stock and reduce the level of dilution that they could incur.

We expect to use the net proceeds from the Rights Offering to redeem the Notes as required under the Note Purchase Agreement and, to the extent there are remaining net proceeds, for general corporate purposes. See “Use of Proceeds.”

Q: What is a right?

A: Each right entitles its holder to purchase                 shares of our common stock at a subscription price of $0.50 per whole share of common stock. Each right carries with it a basic subscription privilege and an oversubscription privilege, subject to certain limitations described below.

Q: How was the subscription price of $0.50 per share of common stock determined?

A: The subscription price was determined in the Note Purchase Agreement, after negotiation with Patient Square Capital, to be $0.50 per share.

v

The subscription price does not necessarily reflect the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock.

Q: What is the basic subscription privilege?

A: The basic subscription privilege of each right entitles you to purchase                 shares at a subscription price of $0.50 per whole share.

Q: What is the oversubscription privilege?

A: Subject to certain limitations described below, the oversubscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock at the same $0.50 subscription price per share up to that number of shares of common stock that are offered in the Rights Offering but are not purchased by the other record holders under their basic subscription privilege.

Our board of directors has decided that it is in the best interest of the Company that the oversubscription privilege be subject to certain limitations as discussed below.

Q: What are the limitations of the oversubscription privilege?

A: We will be able to satisfy your exercise of the oversubscription privilege only if other rights holders do not fully exercise their basic subscription privileges. If sufficient shares of our common stock are available, we will honor the oversubscription requests in full, subject to the limitations below.

If oversubscription requests exceed the number of shares which are available, we will allocate the available shares pro rata among those rights holders who oversubscribed based on the number of shares each rights holder subscribed for under the basic subscription privilege. Only record date stockholders who exercise in full all rights issued to them are entitled to exercise the oversubscription privilege. Notwithstanding the foregoing:

•

no shares of common stock will be issued upon exercise of the oversubscription privilege by a particular stockholder to the extent that such issuance would result in such stockholder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that includes such stockholder, beneficially owning in excess of 9.9% of the outstanding shares of common stock upon completion of the Rights Offering; and

•

no shares of common stock will be issued upon exercise of the oversubscription privilege by any or all stockholders to the extent that the number of shares subscribed for in the Rights Offering (including pursuant to the oversubscription privilege) would exceed 75 million shares in the aggregate (i.e., in the event the total number of shares subscribed for, including oversubscriptions, exceeds 75 million, stockholders’ oversubscriptions will be cut back on a pro rata basis (based on the extent to which the oversubscriptions exceed, on a percentage basis, the underlying rights) until the total number of shares subscribed for, including oversubscriptions, is 75 million or all oversubscriptions have been fully cut back to zero).

Q: Will fractional shares be issued upon exercise of the rights?

A: No. We will not issue fractional shares of common stock in the Rights Offering. After aggregating all of the shares subscribed for by a particular stockholder, any fractional shares of our common stock created by the exercise of the rights by that stockholder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer 375,000,000 shares of common stock in the Rights Offering. Any excess subscription payments received by the subscription agent in respect of fractional shares will be returned promptly after the expiration of the Rights Offering, in the manner in which made, without interest or deduction.

Q: What is the Note Purchase Agreement?

A: On June 24, 2022, the Company entered into an agreement (the “Note Purchase Agreement”) with an affiliate of Patient Square Capital (such affiliate and any subsequent holder of the Notes under the Note Purchase Agreement, the “Noteholders”) and Drivetrain Agency Services, LLC, as administrative agent and collateral agent (the “Administrative Agent”). Pursuant to the Note Purchase Agreement, we agreed to issue and sell up to $125 million (the “Financing”) in senior secured convertible notes (the “Notes”). The Notes will be convertible into shares (“Conversion Shares”) of common stock, as further described below.

On June 28, 2022, we closed (the “First Tranche Closing”) the initial issuance of $100 million of Notes (the “First Tranche”), and the Noteholders have agreed to purchase up to an additional $25 million of Notes, subject to the terms and conditions of the Note Purchase Agreement (the “Second Tranche”). As the Note Purchase Agreement presented potential dilution to our existing stockholders, we negotiated for the inclusion of the Rights Offering to allow our existing stockholders to purchase additional shares of common stock and reduce the level of dilution that they could incur.

The Note Purchase Agreement provides that we must complete the Rights Offering by December 24, 2022. If the Rights Offering is completed by November 25, 2022 (the 150th day following the closing of the First Tranche) and our stockholders subscribe for and purchase in the Rights Offering at least 75 million shares of our common stock, upon the completion of the Rights Offering, all of the outstanding Notes will automatically convert into:

•	A number of shares of common stock equal to 375 million less the number of shares subscribed for and purchased in the Rights Offering; and

•

Cash in an amount equal to the Repayment Value of the Notes outstanding (which, if the Rights Offering is completed on or before November 25, 2022, would be $150 million) less the Rights Offering Shortfall Amount. The “Repayment Value” of any Note on any applicable date means an amount payable such that the annualized return on the initial principal amount of the Notes is no less than 12.00%, or, if greater, an amount equal to 150% of the initial principal amount of such Note. The “Rights Offering Shortfall Amount” represents an amount equal to the product of (a) 375 million less the number of shares of common stock subscribed for and actually purchased in the Rights Offering, multiplied by (b) $0.50.

If less than 75 million shares of our common stock are subscribed for and purchased in the Rights Offering completed by November 25, 2022 or the Rights Offering is completed after November 25, 2022 but by December 24, 2022, subject to the conditions contained in the Note Purchase Agreement:

•	We have agreed to issue and sell, and the Noteholders has agreed to purchase, the Second Tranche; and

•

(a) the total gross proceeds of the Rights Offering will be used to repay in cash a portion of the Notes at the Repayment Value of the Notes to be redeemed (generally, 1.50x the original principal amount of the Notes), with the principal amount of the Notes redeemed being equal to the total gross proceeds of the Rights Offering divided by 1.50, and (b) the remaining amount of the Notes (including any accrued interest or principal comprised of “payment-in-kind” interest) that are not redeemed in cash pursuant to clause (a) will immediately convert into a number of shares equal to 375 million less the number of shares actually subscribed for and purchased in the Rights Offering.

Q: How will the Note Purchase Agreement and Rights Offering affect our common stock?

A: Depending on the level of participation of our stockholders in the Rights Offering, our stockholders may experience substantial dilution of their holdings and the Noteholders may obtain a controlling interest in our common stock, up to approximately 90.5% of our outstanding common stock.

The sections below provide certain information regarding the effect of the Rights Offering in various scenarios based on the numbers of shares of common stock our existing stockholders subscribe for and whether the Rights Offering is completed before or after November 25, 2022. Note that we intend to complete the Rights Offering on or before November 25, 2022, unless our board of directors elects to extend the Rights Offering in its discretion.

Rights Offering Completed by November 25, 2022

The following table depicts the pro forma effect on the ownership of our fully diluted common stock as of September 30, 2022, as well as the proceeds to the Company as a result of the Rights Offering, any additional amounts to be received from the Noteholders upon a potential issuance of the Second Tranche and any cash payments the Company may be required to make to the Noteholders upon conversion of the Notes, assuming the Rights Offering is completed by November 25, 2022.

Four scenarios are shown:

•	Existing stockholders subscribe for and purchase zero shares of our common stock in the Rights Offering;

•

Existing stockholders subscribe for and purchase 74 million shares of our common stock in the Rights Offering, a level that is below the 75 million share threshold at or above which there would be no Notes issued as part of a Second Tranche;

•	Existing stockholders subscribe for and purchase 75 million shares of our common stock in the Rights Offering, the threshold level at which the Second Tranche of the Notes would not be issued; and

•	Existing stockholders subscribe for and purchase the full 375 million shares of our common stock in the Rights Offering.

			Pro Forma for the Rights Offering (if completed by November 25, 2022)(1)
	As of September 30, 2022		0 Stockholder Subscriptions			74,000,000 Stockholder Subscriptions			75,000,000 Stockholder Subscriptions			375,000,000 Stockholder Subscriptions
Shareholdings	Shares	% of Common	Shares		% of Common	Shares		% of Common	Shares		% of Common	Shares		% of Common
Existing Stockholders(2)	39,054,983	99.1%		39,054,983	9.4%		112,386,380	27.1%		113,377,345	27.4%		410,666,791	99.1%
Noteholders	—	0.0%		375,000,000	90.5%		301,000,000	72.6%		300,000,000	72.4%		—	0.0%
Directors and Executive Officers(3)	356,086	0.9%		356,086	0.1%		1,024,689	0.2%		1,033,724	0.2%		3,744,278	0.9%

Net Proceeds to the Company			Proceeds and Repayments ($)
Gross Proceeds to Company from the Rights Offering					—	$		37,000,000	$		37,500,000	$		187,500,000
Plus proceeds to the Company from the Second Tranche			$		25,000,000	$		333,333			—			—
Less cash repayments to the Noteholders upon conversion of the Notes					—			—			—	$		(150,000,000)

Net Proceeds to the Company(4)			$		25,000,000	$		37,333,333	$		37,500,000	$		37,500,000

(1)	Assumes existing stockholders and directors and executive officers participate in the Rights Offering in equal proportions to the outstanding shares of common stock beneficially owned by them.
(2)

Excludes shares of common stock that may be acquired by the Noteholders or are beneficially owned by the Company’s directors and executive officers. Also excludes any shares of common stock issued or that may be issued after September 30, 2022, including as a result of the exercise of stock options or vesting of RSUs under the Company’s equity incentive plans, other than the shares issued in the Rights Offering.

(3)

Represents the outstanding shares of common stock beneficially owned by the Company’s directors and executive officers, including through affiliated entities as to which the directors and executive officers disclaim beneficial ownership of the shares. Excludes shares of common stock that may be acquired by the Company’s directors and executives within 60 days of September 30, 2022, including as a result of the settlement of vested RSUs, the vesting of RSUs or the exercise of stock options. For additional information, see “Stockholder Ownership of Certain Beneficial Owners.”

(4)

All amounts are before deduction of any fees and expenses payable for SEC filing fees, Nasdaq listing costs, fees payable to legal, financial and other advisors and miscellaneous costs associated with the transactions described elsewhere herein.

Rights Offering Completed After November 25, 2022 But By December 24, 2022

The following table depicts the pro forma effect on the ownership of our fully diluted common stock as of September 30, 2022, as well as the proceeds to the Company as a result of the Rights Offering, any additional amounts to be received from the Noteholders upon a potential issuance of the Second Tranche and any cash payments the Company may be required to make to the Noteholders upon conversion of the Notes, assuming the Rights Offering is completed after November 25, 2022 but by December 24, 2022.

Three scenarios are shown, in each case assuming the Second Tranche of the Notes are issued prior to the Rights Offering:

•	Existing stockholders subscribe for and purchase zero shares of our common stock in the Rights Offering;

•	Existing stockholders subscribe for and purchase 75 million shares of our common stock in the Rights Offering; and

•	Existing stockholders subscribe for and purchase the full 375 million shares of our common stock in the Rights Offering.

			Pro Forma for the Rights Offering (if completed between November 25, 2022 and December 24, 2022)(1)
	As of September 30, 2022		0 Stockholder Subscriptions			75,000,000 Stockholder Subscriptions			375,000,000 Stockholder Subscriptions
Shareholdings	Shares	% of Common	Shares		% of Common	Shares		% of Common	Shares		% of Common
Existing Stockholders(2)	39,054,983	99.1%		39,054,983	9.4%		113,377,345	27.4%		410,666,791	99.1%
Noteholders	—	0%		375,000,000	90.5%		300,000,000	72.4%		—	0.0%
Directors and Executive Officers(3)	356,086	0.9%		356,086	0.1%		1,033,724	0.2%		3,744,278	0.9%

Net Proceeds to the Company			Proceeds and Repayments ($)
Gross Proceeds to Company from the Rights Offering					—	$		37,500,000	$		187,500,000
Plus proceeds to the Company from the Second Tranche			$		25,000,000	$		25,000,000	$		25,000,000
Less cash repayments to the Noteholders upon conversion of the Notes					—	$		(37,500,000)	$		(187,500,000)

Net Proceeds to the Company(4)			$		25,000,000	$		25,000,000	$		25,000,000

(1)	Assumes existing stockholders and directors and executive officers participate in the Rights Offering in equal proportions to the outstanding shares of common stock beneficially owned by them.
(2)

Excludes shares of common stock that may be acquired by the Noteholders or are beneficially owned by the Company’s directors and executive officers. Also excludes any shares of common stock issued or that may be issued after September 30, 2022, including as a result of the exercise of stock options or vesting of RSUs under the Company’s equity incentive plans, other than the shares issued in the Rights Offering.

(3)

Represents the outstanding shares of common stock beneficially owned by the Company’s directors and executive officers, including through affiliated entities as to which the directors and executive officers disclaim beneficial ownership of the shares. Excludes shares of common stock that may be acquired by the Company’s directors and executives within 60 days of September 30, 2022, including as a result of the settlement of vested RSUs, the vesting of RSUs or the exercise of stock options. For additional information, see “Stockholder Ownership of Certain Beneficial Owners.”

(4)

All amounts are before deduction of any fees and expenses payable for SEC filing fees, Nasdaq listing costs, fees payable to legal, financial and other advisors and miscellaneous costs associated with the transactions described elsewhere herein.

Q: Has our board of directors or the Company made a recommendation to our stockholders whether to exercise or let lapse their rights in the Rights Offering?

A: No. Neither the Company nor our board of directors has, or will, make any recommendation to stockholders whether to exercise or let lapse their rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your rights based on your own assessment of our business and the Rights Offering. Stockholders who exercise rights risk the loss of their investment.

Q: Will the directors and executive officers participate in this Rights Offering?

A: To the extent they hold common stock as of 5:00 p.m., New York City time, on the record date, our directors and executive officers are entitled to participate in this Rights Offering on the same terms and conditions applicable to all rights holders.

Q: How do I exercise my rights?

A: If you wish to participate in the Rights Offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:

•	deliver payment to the subscription agent using the method outlined in this prospectus; and

•	deliver a properly completed rights certificate (the “rights certificate”) to the subscription agent before 5:00 p.m., New York City time, on November 17, 2022, unless the expiration date is extended.

Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of the Depository Trust Company (“DTC”), DTC must receive the subscription instructions, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”

If you cannot deliver your rights certificate to the subscription agent before the expiration of the Rights Offering, you may use the procedures for guaranteed delivery as described in this prospectus under “The Rights Offering – Guaranteed Delivery Procedures” beginning on page 28 of this prospectus.

If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares of common stock you requested is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible. If the payment exceeds the subscription price for the full exercise of your rights (to the extent specified by you), the excess will be refunded to you, in the manner in which made. You will not receive interest on any payments refunded to you.

Q: What should I do if I want to participate in the Rights Offering, but my shares are held in the name of my broker, dealer, or other nominee?

A: If you hold your shares of our common stock in “street name” through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the Rights Offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the Rights Offering. You should complete and return to your nominee that is the record holder of the shares you own the form entitled “Beneficial Owner Election.” You should receive this form from your nominee that is the record holder of the shares you own with the other Rights Offering materials. Holders in certain jurisdictions who hold through a nominee may be required to provide additional information to their nominees in order to exercise their Rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”

x

Q: Will I be charged a sales commission or a fee if I exercise my rights?

A: No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q: Are there any conditions to my right to exercise my rights?

A: Yes. Your right to exercise your rights is subject to the conditions described under “The Rights Offering — Conditions to the Rights Offering.”

Q: May I participate in this Rights Offering if I sell my common stock after the record date?

A: The record date for this Rights Offering is October 24, 2022. If you own common stock as of the record date, you will receive rights and may participate in this offering even if you subsequently sell your common stock.

Q: How soon must I act to exercise my rights?

A: The rights may be exercised beginning on October 31, 2022 through 5:00 p.m., New York City time, on November 17, 2022, the expiration date of the Rights Offering, unless extended by us. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering – Procedures for DTC Participants.” If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. We have the option of extending the expiration date of the subscription period in our sole discretion.

Q: When will I receive my rights certificate?

A: As promptly as reasonably practicable after the date of this prospectus, the subscription agent will send a rights certificate to each registered holder of our common stock as of 5:00 p.m., New York City time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank or other nominee, you will not receive an actual rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank or other nominee and request a separate rights certificate.

Q: May I sell, transfer or assign my rights?

A: No. You may not transfer, sell or assign any of your rights, except that rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holder. For purposes of any such transfer by a closed-end fund, “affiliated” means each other funds that owns or controls directly or indirectly the holder and any fund that controls or is controlled by or is under common control with the holder. The rights are non-transferable and will not be listed on any securities exchange or included in any automated quotation system. Therefore, there will be no market for the rights.

Q: Will I be able to trade my rights on the Nasdaq?

A: No.

Q: Am I required to subscribe in the Rights Offering?

A: No.

Q: Am I required to exercise any or all of the rights I receive in the Rights Offering?

A: No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock that you own will not change.

Q: Is the Company requiring a minimum subscription to complete the Rights Offering?

A: No.

Q: Can the board of directors cancel, terminate, amend or extend the Rights Offering?

A: Yes. Our board of directors may decide to cancel or terminate the Rights Offering at any time before the expiration of the Rights Offering and for any reason. If our board of directors cancels or terminates the Rights Offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.

We may amend the terms of the Rights Offering or extend the subscription period of the Rights Offering.

Q: Will my percentage ownership interest in the Company be diluted by the Rights Offering?

A: Your ownership interest will be diluted to the extent that you do not exercise your rights.

As a result of the transactions under the Note Purchase Agreement and the Rights Offering, to the extent you do not exercise your rights, you will lose any value represented by your unexercised rights and the percentage that your original shares of common stock represent of our increased equity will be diluted.

Q: If I exercise rights in the Rights Offering, may I cancel or change my decision?

A: No. Unless our board of directors cancels or terminates the Rights Offering, all exercises of rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase shares of common stock at a price of $0.50 per share. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period”. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”

Q: How much money will the Company receive from the Rights Offering?

A: Assuming the Rights Offering is consummated before November 25, 2022 and is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $35.0 million, after deducting estimated offering expenses incurred by us relating to the Rights Offering.

The estimated net proceeds we will receive from the Rights Offering and the sale of any additional Notes to the Noteholders, after the payment of $2.5 million of estimated expenses of the offering and the repayment of the Notes at their Repayment Value from the proceeds of the offering, will range from only $22.5 million to $35.0 million. We expect to use such proceeds for general corporate purposes.

For more information regarding the net proceeds to the Company in different scenarios based on the timing and stockholder subscription in the Rights Offering, please refer to the sections titled “Questions & Answers — How will the Note Purchase Agreement and Rights Offering affect our common stock?” and “Use of Proceeds.”

Q: Are there risks in exercising my rights?

A: Yes. The exercise of your rights involves risks. Exercising your rights means buying shares of our common stock, and should be considered as carefully as you would consider any other equity investment.

We urge you to carefully read the section titled “Risk Factors” beginning on page 10 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Q: How many shares of common stock will be outstanding immediately after the Rights Offering?

A: As of October 24, 2022, we had                 issued and outstanding shares of common stock.

In this Rights Offering, we are offering the right to purchase 375 million shares of common stock. If the Rights Offering is not fully subscribed, then a portion of the Notes will convert into the shares that were not subscribed for in the Rights Offering. As a result, following the Rights Offering and conversion of the Notes, we expect to have approximately                 issued and outstanding shares of common stock.

Q. Is the Rights Offering similar to a forward stock split?

A. No. These are completely different corporate actions. Among other differences between these actions, the numbers of shares owned by a stockholder is increased in a forward stock split by giving each stockholder an additional number of shares of common stock per each share owned. For example, a 5-for-1 forward stock split would give an additional four shares of common stock to each holder of record, such that each share held by the holder before the split would be five shares after the split. In contrast, no increase in shares owned by any stockholder will occur as a result of the Rights Offering; rather, each stockholder of record as of October 24, 2022, the record date for the Rights Offering, will be entitled to purchase                 shares of common stock for each right received. If every stockholder of record subscribes for the full number of shares underlying their Rights, then the outstanding shares of the Company following the Rights Offering will look as if we completed a                 -for-1 forward stock split. See “Questions & Answers — How will the Note Purchase Agreement and Rights Offering affect our common stock?”

Q. Is the Rights Offering similar to a reverse stock split?

A. No. These are completely different corporate actions. Among other differences between these actions, the numbers of shares owned by a stockholder is reduced in a reverse stock split. No reduction in shares owned by any stockholder will occur as a result of the Rights Offering. However, depending on the number of shares subscribed for in the Rights Offering, our existing stockholders may incur substantial dilution. See “Questions & Answers — How will the Note Purchase Agreement and Rights Offering affect our common stock?”

At our annual meeting of stockholders on October 12, 2022 (the “2022 Annual Meeting”), our stockholders approved a reverse stock split proposal granting our board of directors the authority, without further action by the stockholders, to carry out a reverse stock split of our common stock, with the exact exchange ratio and timing to be determined at the discretion of the board of directors and set forth in a public announcement. Our board of directors may determine in its discretion not to effect the reverse stock split or may determine to effect the reverse stock split even if the trading price of our common stock is at or above the $1.00 per share minimum bid price required for continued listing under Nasdaq rules. If the board of directors effects a reverse stock split, the Company will file an amendment to the amended and restated certificate of incorporation (the “Reverse Stock Split Amendment”) with a ratio in the range of 1-for-5 and 1-for-50 with respect to the issued and outstanding common stock. A reverse stock split will also affect outstanding options and restricted stock units. However, any Reverse Stock Split Amendment would not change the number of authorized shares of common stock or preferred stock, the par value of common stock or preferred stock or the relative voting power of our stockholders. A reverse stock split, if effected, would affect all of our holders of common stock uniformly, including holders of common stock purchased in this Rights Offering.

Q: Will this rights offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?

A: We have no current plans to take the Company private. The Rights Offering will not result in Eargo becoming a private company, nor is it designed in furtherance of any similar take-private transaction. The Rights Offering may, however, substantially impact the ownership of the Company’s capital stock, especially if our current stockholders do not significantly participate. For example, Noteholders could own up to approximately 90.5% of our outstanding common stock following the consummation of the Rights Offering and the subsequent issuance of Conversion Shares if no stockholders participate in the Rights Offering. If current shareholders do not significantly participate in the Rights Offering, the Noteholders may have a significant or controlling interest in our voting stock and representation on our Board following the Rights Offering, in which case they would be able to exert substantial influence over our business and the affairs of the Company.

Q: If the Rights Offering is not completed, will my subscription payment be refunded to me?

A: Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If the Rights Offering is not completed, we will promptly instruct the subscription agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send the refund payment through DTC, which will allocate the funds to your bank or broker. Any funds returned will be returned without interest or deduction.

Q: How do I exercise my rights if I live outside the United States?

A: If you are a rights holder whose address is outside the United States, the subscription agent will not mail rights certificates to you, and your rights certificates will be held by the subscription agent for your account until any instructions are received to exercise your rights. If you are a rights holder whose address is outside the United States, to exercise your rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, on November 10, 2022, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your rights under applicable law. Any questions related to exercising rights should be directed to the subscription agent. If you do not follow these procedures prior to the expiration of the Rights Offering, your rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights and any such determinations by us will be final and binding.

This Rights Offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of common stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all rights even if we have shares of common stock available. We do not anticipate that there will be any changes in the Rights Offering, and we may, in our sole discretion, decline to make modifications to the terms of the Rights Offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the Rights Offering.

Q: What are the U.S. federal income tax considerations applicable to U.S. Holders of receiving or exercising rights?

A: Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the oversubscription privilege), we believe and intend to take the position that a U.S. Holder’s receipt of rights pursuant to the Rights Offering should not be treated as a taxable distribution with respect to such holder’s existing shares of common stock for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to U.S. Holders of our common stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, the Company anticipates that it will not have current and accumulated earnings and profits through the end of 2022. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.

Q: To whom should I send my forms and payment?

A: If you wish to participate in this Rights Offering, you must take the following steps, unless your shares are held by a broker, bank or other nominee:

•	deliver payment to the subscription agent using the method outlined in this prospectus under “The Rights Offering — Method of Payment”; and

•	deliver a properly completed rights certificate to the subscription agent at or before 5:00 p.m., New York City time, on November 17, 2022, unless the expiration date is extended.

If you are the record holder, then you should send your rights certificate by first class mail, express mail, courier or other expedited service to:

Continental Stock Transfer & Trust Company, LLC

Attn: Corporate Actions

1 State Street, 30th Floor

New York, NY 10004

If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive a physical rights certificate. Instead, you must instruct your broker, bank, or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate rights certificate. It is not necessary to have a physical rights certificate to elect to exercise your rights if your shares are held by a broker, bank, or other nominee. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”

You are solely responsible for completing delivery to the subscription agent of your rights certificate, Notice of Guaranteed Delivery (if applicable), and payment, and any other document required by the subscription agent. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q: What should I do if I have other questions?

A: If you have questions or need assistance, please contact the information agent, at:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

Email: EAR.info@investor.morrowsodali.com

For a more complete description of the Rights Offering, see “The Rights Offering” included elsewhere in this prospectus.

Prospectus Summary

This summary highlights certain information about us, this Rights Offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this Rights Offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 10, and our most recent consolidated financial statements and related notes.

Our Business

Eargo is a medical device company dedicated to improving the quality of life of people with hearing loss. Our innovative products and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost.

We believe Eargo hearing aids are the first ever virtually invisible, rechargeable, completely in-the-canal, FDA-regulated, exempt Class I and Class II devices indicated to compensate for mild to moderate hearing loss.

We market and sell our hearing aids primarily in a direct-to-consumer format, with a personalized, consumer-centric approach. Our commercial organization consists of a marketing team with deep experience in consumer-focused brand and performance marketing, a team of inside sales consultants, and a dedicated customer support team which includes audiologists and hearing professionals. Our differentiated, consumer-first approach empowers consumers to take control of their hearing by improving accessibility, with personalized, high-quality telecare-based support from our hearing professionals (with telecare support continuing for as long as a customer owns their Eargo hearing aid).

In an industry that has, in our opinion, historically been associated with limited brand awareness, we have developed a sophisticated brand-building strategy focused on consumer empowerment. We have also developed a robust technology and data-driven marketing platform that utilizes business intelligence, key performance metrics, machine learning and other marketing data to reinforce our growing brand recognition and to identify demographics, behaviors and marketing channels most relevant to our target audience. Eargo’s sales consultants leverage our digital marketing platform, which utilizes data-driven insights to iterate our sales tactics and create promotional offers, each with the goal of driving lead generation and increasing inbound lead conversions. We also see opportunity in nurturing long-term relationships with our customers to drive repeat purchases and increase their lifetime value, an objective facilitated by our provision of unlimited telecare access to Eargo’s hearing professionals for the life of a customer’s Eargo hearing aid.

We have also established a highly capable research and development organization with what we believe is a rare combination of expertise in mechanical engineering, product design, audio processing, clinical and hearing science, consumer electronics and embedded software design. In addition, we employ strategic intellectual property protection in certain key areas. Our technical capabilities and commitment to innovation have allowed us to deliver significant product enhancements on a rapid development timeline, exemplified by our launch of six iterations of the Eargo hearing aid system since 2017 (four of which we are marketing and selling as of the date of this prospectus).

We believe that our differentiated hearing aids and consumer-centric approach have driven our sales of over 99 thousand Eargo hearing aid systems, net of returns, as of June 30, 2022. We believe there is a large, growing and underserved market of people suffering from hearing loss, which we estimate included more than 45 million adults (or approximately one in six adults) in the United States in 2021, only approximately 25% of whom actually owned a hearing aid.

Recent Developments

Note Purchase Agreement

On June 24, 2022, the Company and its subsidiaries entered into the Note Purchase Agreement with the Noteholders and the Administrative Agent. Pursuant to the Note Purchase Agreement, the Company has agreed to issue and sell up to $125 million of Notes of the Company, and convert the Notes, as applicable.

The Notes are senior, secured obligations of the Company, bearing interest at a rate of 12.00% per annum, payable quarterly in arrears on the first calendar day of each calendar quarter commencing on July 1, 2022. Immediately upon the occurrence and during the continuance of an event of default, the interest rate will be increased by an additional 12.00%. Other than on the maturity date of the Notes or any optional redemption date, accrued interest shall be paid in-kind by adding such interest to the outstanding principal of the Notes. We may, at our option, repay all (but not a portion) of the Notes outstanding upon three business days’ prior written notice at a price equal to the Repayment Value (as defined below) of the Notes outstanding.

Pursuant to the Note Purchase Agreement, the Noteholders purchased $100 million of Notes, the First Tranche, on the First Tranche Closing. Subject to certain terms and conditions, the Noteholders have agreed to purchase up to an additional $25 million of Notes in the Second Tranche, if the Company has not completed the Rights Offering by November 25, 2022 (the 150th day following the First Tranche Closing) or, alternatively, if the Company completes the Rights Offering by November 25, 2022 but the Company’s existing stockholders subscribe to purchase less than 75 million shares of newly issued common stock in such Rights Offering.

We presently intend to consummate the Rights Offering on or before November 25, 2022. So long as the Rights Offering is consummated by November 25, 2022, then the Notes will automatically convert into (i) a number of shares of common stock equal to 375 million less the number of shares actually subscribed for and purchased with the Rights Offering, and (ii) cash in an amount equal to (x) the Repayment Value of Notes outstanding less (y) the Rights Offering Shortfall Amount. The “Repayment Value” of any Note on any applicable date means an amount payable such that the annualized return on the initial principal amount of the Notes is no less than 12.00%, or, if greater, an amount equal to 150% of the initial principal amount of such Note. The “Rights Offering Shortfall Amount” represents an amount equal to the product of (a) 375 million less the number of shares of common stock subscribed for and actually purchased in the Rights Offering, multiplied by (b) $0.50.

If the Rights Offering is consummated after November 25, 2022 but by December 24, 2022, then, subject to certain conditions, the Second Tranche of the Notes will be issued and (a) the total gross proceeds of the Rights Offering will be immediately used to repay in cash a portion of the Notes at the Repayment Value, with the principal amount of the Notes redeemed being equal to the total gross proceeds of the Rights Offering divided by 1.50, and (b) the remaining amount of the Notes that are not redeemed will immediately convert into a number of shares equal to 375 million less the number of shares actually subscribed for and purchased in the Rights Offering.

If we are unable to complete the Rights Offering by December 24, 2022, we would be in default under the Note Purchase Agreement, allowing the Noteholders to demand immediate repayment of the Notes and, if we are unable to make such repayment, exercise remedies on collateral constituting substantially all of our assets. As we anticipate having insufficient funds to make such a repayment in such event, in such circumstances our stockholders would likely lose all or substantially all of their investment in our common stock. For a more detailed discussion of the Note Purchase Agreement or the Rights Offering, see, “Risk Factors – Risks Related to the Rights Offering – If we are unable to complete the Rights Offering by December 24, 2022, we will be in default under the Note Purchase Agreement and face repayment obligations to our Noteholders. Unless we are able to arrange alternative financing or a sale of the Company, we expect that we would not have sufficient funds to satisfy such repayment obligations, which would allow the Noteholders to foreclose on the collateral, which consists of substantially all of our assets, including our intellectual property, and our stockholders would likely lose all or substantially all of their investment in our common stock,” “Note Purchase Agreement,” and “The Rights Offering”.

For a more detailed discussion of the Note Purchase Agreement or the Rights Offering, see “Note Purchase Agreement” and “The Rights Offering”.

Quarterly Financials

We have not yet completed our closing procedures for the quarterly period ended September 30, 2022, and our financial results for such period have also not yet been reviewed by our auditors. On or about November 7, 2022, we expect to issue our financial results for such period. Accordingly, there may be material information regarding our financial results released during the subscription period, which you may want to consider in making an investment decision on whether to subscribe in the Rights Offering. See “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period”. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”

Corporate Information

Our principal executive office is located at 2665 North First Street, Suite 300, San Jose, California 95134 and our telephone number is (650) 351-7700. We maintain a website at www.eargo.com. The information on our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

The Offering

Rights	We will distribute to stockholders of record as of 5:00 p.m., New York City time, on October 24, 2022, at no charge, non-transferable rights to purchase an aggregate of 375,000,000 shares of common stock. You will receive one right for every share of our common stock outstanding as of the record date.

Base Subscription Privilege	Each right will allow you to purchase shares of our common stock at a subscription price of $0.50 per whole share.

Rights may only be exercised in whole numbers. After aggregating all of the shares subscribed for by a particular stockholder, any fractional shares of our common stock created by the exercise of the rights by that stockholder will be rounded down to the nearest whole share for purposes of determining the number of shares of our common stock for which you may subscribe, with such adjustments as may be necessary to ensure that we offer 375,000,000 shares of common stock in the Rights Offering.

Oversubscription Privilege	Each rights holder who elects to exercise the basic subscription privilege in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the oversubscription privilege requests, the available shares will be allocated pro rata, after eliminating all fractional shares, among rights holders who exercised their oversubscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments, in the manner in which made, without interest or deduction, promptly after the expiration of the Rights Offering. Only record date stockholders who exercise in full all rights issued to them are entitled to exercise the oversubscription privilege.

Notwithstanding the foregoing:

•

no shares of common stock will be issued upon exercise of the oversubscription privilege by a particular stockholder to the extent that such issuance would result in such stockholder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such stockholder, beneficially owning in excess of 9.9% of the outstanding shares of common stock upon completion of the Rights Offering; and

•

no shares of common stock will be issued upon exercise of the oversubscription privilege by any or all stockholders to the extent that the number of shares subscribed for in the Rights Offering (including pursuant to the oversubscription privilege) would exceed 75 million shares in the aggregate (i.e., in the event the total number of shares subscribed for, including oversubscriptions, exceeds 75 million, stockholders’ oversubscriptions will be cut back on a pro rata basis (based on the extent to which the oversubscriptions exceed, on a percentage basis, the underlying rights) until the total number of shares subscribed for, including oversubscriptions, is 75 million or all oversubscriptions have been fully cut back to zero).

Conditions to the Rights Offering	Your right to exercise your rights is subject to the conditions described under “The Rights Offering – Conditions to the Rights Offering.”

Note Purchase Agreement	On June 24, 2022, the Company entered into the Note Purchase Agreement. Pursuant to the Note Purchase Agreement, the Company agreed to issue and sell up to $125 million of Notes. On June 28, 2022, the Company completed the First Tranche Closing, at which it issued and sold the First Tranche ($100 million of Notes).

The Notes are senior, secured obligations of the Company, bearing interest at a rate of 12.00% per annum, payable quarterly in arrears on the first calendar day of each calendar quarter commencing on July 1, 2022.

Under the Note Purchase Agreement, the Company must complete the Rights Offering by December 24, 2022.

We intend to complete the Rights Offering on or before November 25, 2022, unless our board of directors elects to extend the Rights Offering in its discretion. If the Rights Offering is consummated by November 25, 2022, then the Notes will automatically convert into (i) a number of shares of common stock equal to 375 million less the number of shares actually subscribed for and purchased with the Rights Offering, and (ii) cash in an amount equal to (x) the Repayment Value of Notes outstanding less (y) the Rights Offering Shortfall Amount.

If the Rights Offering is consummated after November 25, 2022 but on or prior to December 24, 2022, then the Second Tranche of the Notes will be issued (subject to certain conditions) and (a) the total gross proceeds of the Rights Offering will be immediately used to repay in cash a portion of the Notes at the Repayment Value, with the principal amount of the Notes redeemed being equal to the total gross proceeds of the Rights Offering divided by 1.50, and (b) the remaining amount of the Notes that are not redeemed will immediately convert into a number of shares equal to 375 million less the number of shares actually subscribed for and purchased in the Rights Offering.

If we are unable to complete the Rights Offering by December 24, 2022, we would be in default under the Note Purchase Agreement, allowing the Noteholders to demand immediate repayment of the Notes and, if we are unable to make such repayment, exercise remedies on collateral constituting substantially all of our assets. As we anticipate having insufficient funds to make such a repayment in such event, in such circumstances our stockholders would likely lose all or substantially all of their investment in our common stock.

For more information please see “Risk Factors – Risks Related to the Rights Offering — If we are unable to complete the Rights Offering by December 24, 2022, we will be in default under the Note Purchase Agreement and face repayment obligations to our Noteholders. Unless we are able to arrange alternative financing or a sale of the Company, we expect that we would not have sufficient funds to satisfy such repayment obligations, which would allow the Noteholders to foreclose on the collateral, which consists of substantially all of our assets, including our intellectual property, and our stockholders would likely lose all or substantially all of their investment in our common stock,” “Note Purchase Agreement,” and “The Rights Offering.”

Subscription Price	$0.50 per share.

Record Date	October 24, 2022.

Expiration Date	The rights will expire, if not exercised, at 5:00 p.m., New York City time, on November 17, 2022, unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering – Procedures for DTC Participants.”

Non-Transferability of Rights	The rights may not be sold, transferred, assigned or given away to anyone, except that rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The rights will not be listed for trading on any stock exchange or market.

Extension, cancellation, and amendment	We may extend the period for exercising your rights in our sole discretion. We may cancel or terminate the Rights Offering in our sole discretion at any time on or before the expiration of the Rights Offering for any reason (including, without limitation, a change in the market price of our common stock). In the event that the Rights Offering is cancelled or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the Rights Offering.

Procedure for Exercising Rights

If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent together with full payment for all the rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before 5:00 p.m. New York City time on the expiration date of the Rights Offering. You may deliver the documents by first class mail, express mail, courier or other expedited service and payments by wire transfer of immediately available funds or personal check drawn upon a United States bank payable to the subscription agent. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked. You should not exercise your rights unless you are certain that you wish to purchase common stock in the Rights Offering. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.”

If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent on or before the time your rights expire, you may exercise your rights by exercising a Notice of Guaranteed Delivery (as described herein). See “The Rights Offering — Guaranteed Delivery Procedures.”

Rights not exercised prior to the expiration of the Rights Offering will lose their value.

How Rights Holders Can Exercise Rights Through Others	Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the subscription instructions and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.” If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus titled “The Rights Offering — Beneficial Owners.”

How Non-U.S. Stockholders Can Exercise Rights

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States, and your rights certificates will be held by the subscription agent for your account until any instructions are received to exercise your rights. If you are a stockholder whose address is outside the United States, to exercise your rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, on November 10, 2022, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your rights under applicable law. Any questions related to exercising rights should be directed to the subscription agent. If you do not follow these procedures prior to the expiration of the Rights Offering, your rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights and any such determinations by us will be final and binding.

Material U.S. Federal Income Tax Consequences	Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the oversubscription privilege), we believe and intend to take the position that a U.S. Holder’s receipt of rights pursuant to the Rights Offering should not be treated as a taxable distribution with respect to such holder’s existing shares of common stock for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to U.S. Holders of our common stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, the Company anticipates that it will not have current and accumulated earnings and profits through the end of 2022. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.

Issuance of Our Common Stock	We will issue shares purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering. All shares that are purchased in the Rights Offering will be issued in uncertificated book-entry form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares in the name of a bank, broker, dealer or other nominee, DTC will credit your nominee with the securities you purchased in the Rights Offering.

No Recommendation to Rights Holders	Neither the Company nor our board of directors has, or will, make any recommendation to stockholders whether to exercise or let lapse their rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your rights based on your own assessment of our business and the Rights Offering. Please see the section of this prospectus titled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Nasdaq Symbol for Our Common Stock	Our common stock is listed on the Nasdaq under the symbol “EAR”. On June 24, 2022, the last trading day prior to our public announcement of the Note Purchase Agreement and the transactions thereunder, the closing price of our common stock on the Nasdaq was $1.25 per share. On            , 2022, the last trading day before the date of this prospectus, the closing price of our common stock on the Nasdaq was $        per share.

Use of Proceeds	The estimated net proceeds we will receive from the Rights Offering and the sale of any additional Notes to the Noteholders, after the payment of $2.5 million of estimated expenses of the offering and the repayment of the Notes at their Repayment Value from the proceeds of the offering, will range from only $22.5 million to $35.0 million. We expect to use such proceeds for general corporate purposes. See “Use of Proceeds.”

Subscription Agent	Continental Stock Transfer & Trust Company, LLC

Information Agent	Morrow Sodali LLC

Risk Factors	Exercising the rights and investing in our common stock involves significant risks. We urge you to carefully read the section titled “Risk Factors” beginning on page 10 of this prospectus and the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, and all other information included or incorporated by reference in the prospectus and this prospectus in its entirety before you decide whether to exercise your rights.

Important Dates to Remember	Set forth below are certain important dates for this offering, which are generally subject to extension:

Record Date: October 24, 2022

Expected Filing Date of Form 10-Q for the quarter ended September 30, 2022: November 7, 2022

Deadline for Delivery of Notice of Guaranteed Delivery: 5:00 p.m., New York City time, on November 17, 2022

Deadline for Delivery of rights, rights certificates, and payment: 5:00 p.m., New York City time, on November 17, 2022

Expiration Date: 5:00 p.m., New York City time, on November 17, 2022

Anticipated Delivery of Shares Purchased in Rights Offering: on or before November 25, 2022

For additional information concerning the rights and our common stock, see “The Rights Offering” and “Description of Our Capital Stock” below.

Risk Factors

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks described below, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, which are incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” included or incorporated by reference in the prospectus, including our other filings with the SEC, before making an investment decision.

Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information, see the sections of this prospectus titled “Incorporation of Information by Reference” and “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Rights Offering

If we complete the Rights Offering and you do not exercise your rights, your relative ownership interest will experience significant dilution.

As a result of the transactions contemplated under the Note Purchase Agreement and the Rights Offering, to the extent you do not exercise your rights to purchase shares of our common stock, you will lose any value represented by your unexercised rights and the percentage that your original shares of common stock represent of our increased equity will be diluted. See “Questions & Answers — How will the Note Purchase Agreement and Rights Offering affect our common stock?”

The subscription price determined for this Rights Offering is not an indication of our value.

On June 24, 2022, the date we signed the Note Purchase Agreement, the closing price of our common stock on the Nasdaq was $1.25. The subscription price was determined in the Note Purchase Agreement, after negotiation with Patient Square Capital, to be $0.50 per share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the Rights Offering. The market price of our common stock may decline during or after the Rights Offering, including below the subscription price. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

We currently expect that the rights will expire if they are not exercised at 5:00 p.m., New York City time, on November 17, 2022, which we may extend in our sole discretion. As a result, there may be material developments regarding us during such period. For example, on or about November 7, 2022, we expect to issue our financial results for the quarterly period ended September 30, 2022. Because all exercises of rights are irrevocable, you should therefore consider carefully whether you wish to delay any exercise of your rights until after our issuance of those results since we cannot provide any assurance currently with respect to their content.

The Noteholders may obtain a substantial or controlling interest in the voting power of our common stock, or significant representation on our board of directors, in which event they will be able to exert substantial influence over our business and the affairs of the Company, and the Noteholders’ interests may be different from yours.

Following the completion of the Rights Offering, the Notes will convert into shares of our common stock based in part on the number of shares of common stock subscribed for by our existing stockholders. Following and as a result of such conversion, depending on the number of shares subscribed for by our existing stockholders, the Noteholders may own up to approximately 90.5% of our outstanding common stock following the consummation of the Rights Offering.

Therefore, unless our stockholders subscribe for a significant portion of shares of our common stock in the Rights Offering, it is likely that the Noteholders will obtain a substantial or controlling interest in the Company. If the Noteholders obtain a substantial or controlling interest, our stockholders could face a number of new or increased risks, including:

•	stockholders will have forgone any opportunity to receive a control premium for the Company;

•	the concentration of voting power could deter or prevent a change in control that might otherwise be beneficial to our other stockholders; and

•

the interests of the controlling Noteholders may be different than those of our stockholders, and their control and voting power of our common stock could enable them to take certain actions that may not be in the best interests of our stockholders.

Additionally, following the Rights Offering, the Noteholders will have the right to nominate a number of directors to our board of directors that is proportionate to their ownership of the Company, which will be rounded up to the nearest whole number (and shall in no event be less than one).

If the Noteholders obtain a substantial or controlling interest in the voting power of our common stock, or significant representation on our board of directors, they will be able to exert substantial influence over our business and the affairs of the Company, and the Noteholders’ interest may be different from those of our other stockholders.

The Rights Offering may cause the price of our common stock to decrease.

The market price of our common stock may decrease upon the consummation of the Rights Offering as a result of the issuance of an additional 375 million shares of our common stock at a discount to the current trading price of our common stock. Further, if a substantial number of rights are exercised and the holders of the shares acquired in the Rights Offering choose to sell some or all of such shares of common stock, the resulting sales could depress the market price of our common stock. As a result, the trading price of our common stock after the Rights Offering may be below the current trading price, and there can be no assurances that it is not below the price at which shares are offered for sale in the Rights Offering.

There is no guarantee that by the time the Rights Offering is completed, if at all, and the shares you purchase, if any, are delivered to you, the market price of our common stock will be above the subscription price. Further, because the exercise of your rights is not expected to be revocable, you will not be able to revoke your exercise if the market price decreases prior to the delivery of the shares until after they are delivered.

There is no guarantee that the subscription price will be lower than the market price of our common stock at the time that the Rights Offering is completed, if at all, and the shares that you receive in the Rights Offering, if any, are delivered. Further, because the exercise of your Rights is not expected to be revocable, you will not be able to revoke your exercise if the market price decreases prior to the delivery of the shares until after they are delivered to you. Accordingly, the subscription price may be above the prevailing market price by the time that the shares of common stock are purchased and delivered. This may be due, among other things, to sales by other purchasers of shares in the Rights Offering given the substantial number of shares of our common stock being offered in the Rights Offering.

If you exercise your rights in the Rights Offering and the market price of the common stock falls below the subscription price, then you will have committed to buy common stock in the Rights Offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you received in the Rights Offering at a price equal to or greater than the subscription price. Until shares are issued to the record holder upon expiration of the Rights Offering, you may not be able to sell the shares of our common stock that you receive in the Rights Offering.

We expect to issue shares of our common stock purchased in the Rights Offering as soon as practicable after expiration of the Rights Offering. We will not pay interest on funds delivered to the subscription agent pursuant to the exercise of rights.

We may decide not to continue with the Rights Offering or to terminate the Rights Offering and return your subscription payments without interest.

We may in our sole discretion decide not to continue with the Rights Offering or to terminate the Rights Offering at any time. This decision could be based on many factors, including whether we conclude alternative financing arrangements or a sale of the Company prior to completion of the Rights Offering. We currently have no intention to terminate the Rights Offering but reserve the right to do so.

If we elect to cancel or terminate the Rights Offering, we will not have any obligation with respect to the Rights except to return, without interest, any subscription payments the subscription agent received from you.

If we are unable to complete the Rights Offering by December 24, 2022, we will be in default under the Note Purchase Agreement and face repayment obligations to our Noteholders. Unless we are able to arrange alternative financing or a sale of the Company, we expect that we would not have sufficient funds to satisfy such repayment obligations, which would allow the Noteholders to foreclose on the collateral, which consists of substantially all of our assets, including our intellectual property, and our stockholders would likely lose all or substantially all of their investment in our common stock.

The Notes will mature and be due in cash at the Repayment Value on June 28, 2023, subject to earlier conversion, redemption or repurchase in accordance with their terms. The Repayment Value of the Notes substantially exceeds our currently available liquid funds. If we complete the Rights Offering on or before December 24, 2022, then the Notes will convert into shares of common stock and cash, in each case depending on the timing and results of the Rights Offering. If we are unable to complete the Rights Offering by December 24, 2022, the Notes will remain outstanding and we will be in default under the Note Purchase Agreement. In such event, we will face immediate repayment obligations to our Noteholders, including any accrued interest and other obligations due. Unless we are able to arrange alternative financing or a sale of the Company, we expect that we would not have sufficient funds to satisfy such repayment obligations, which would allow the Noteholders to foreclose on the collateral, which consists of substantially all of our assets, including our intellectual property. As we anticipate having insufficient funds to make such a repayment in such event, in such circumstances our stockholders would likely lose all or substantially all of their investment in our common stock.

The rights are not transferable, and there is no market for the rights.

You may not sell, transfer, assign or give away your rights, except that rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights. You must exercise the rights to realize any potential value from your rights.

If you do not act promptly and follow the subscription instructions, your exercise of rights may be rejected.

Stockholders who desire to purchase shares of our common stock in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m., New York City time, on November 17, 2022, the expiration date of the Rights Offering, unless extended by us, in our sole discretion. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “The Rights Offering — Procedures for DTC Participants.”

We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the Rights Offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

By participating in the Rights Offering and executing a rights certificate, you are making binding and enforceable representations to the Company.

By signing the rights certificate and exercising its rights, each stockholder agrees, solely with respect to such stockholder’s exercise of rights in the Rights Offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and securities issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the rights certificate are false.

If you make payment of the subscription price by personal check, your check may not clear in sufficient time to enable you to purchase common stock in the Rights Offering.

Any personal check used to pay the subscription price in the Rights Offering must clear before 5:00 p.m., New York City time, on November 17, 2022, and the clearing process may require at least five business days. As a result, if you choose to use a personal check to pay the subscription price, it may not clear before 5:00 p.m., New York City time, on November 17, 2022, in which event you would not be eligible to exercise your rights.

You should note that funds paid by personal checks may take five business days or more to clear. If you wish to pay the subscription price in respect of your basic subscription privilege and oversubscription privilege by a personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a wire transfer of immediately available funds in order to avoid missing the opportunity to exercise your rights.

If you exercise the oversubscription privilege, you may not receive all of the common stock for which you subscribe.

Exercise of the oversubscription privilege will only be honored if and to the extent that the basic subscription privileges have not been exercised in full. If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full. If, however, oversubscription requests exceed the number of shares of common stock available to be purchased pursuant to the oversubscription privilege, we will allocate the available shares of common stock proportionately among stockholders who exercised their oversubscription privilege based on the number of shares of common stock each stockholder subscribed for under such stockholder’s basic subscription rights. As a result, you may not receive any or all of the shares of common stock for which you exercise your oversubscription privilege. Only record date stockholders who exercise in full all rights issued to them are entitled to exercise the oversubscription privilege.

Additionally, notwithstanding the foregoing:

•	no shares of common stock will be issued upon exercise of the oversubscription privilege by a particular stockholder to the extent that such issuance would result in such stockholder, or a “person”

or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such stockholder, beneficially owning in excess of 9.9% of the outstanding shares of common stock upon completion of the Rights Offering; and

•

no shares of common stock will be issued upon exercise of the oversubscription privilege by any or all stockholders to the extent that the number of shares subscribed for in the Rights Offering (including pursuant to the oversubscription privilege) would exceed 75 million shares in the aggregate (i.e., in the event the total number of shares subscribed for, including oversubscriptions, exceeds 75 million, stockholders’ oversubscriptions will be cut back on a pro rata basis (based on the extent to which the oversubscriptions exceed, on a percentage basis, the underlying rights) until the total number of shares subscribed for, including oversubscriptions, is 75 million or all oversubscriptions have been fully cut back to zero).

As soon as practicable after 5:00 p.m., New York City time, on November 17, 2022, the subscription agent will determine the number of shares of common stock that you may purchase, if any, pursuant to the oversubscription privilege. If you have properly exercised your oversubscription privilege, we will issue the shares of common stock purchased in the Rights Offering to the record holder as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares of common stock than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the oversubscription privilege, custodian banks, brokers, dealers and other nominee holders of rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this Rights Offering. In addition, if we cancel the Rights Offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return, without interest, any subscription payments to you.

We may receive little net proceeds from the Rights Offering and associated transactions with the Noteholders, and we will have broad discretion in the use of such proceeds, which may include uses you do not agree with.

The estimated net proceeds we will receive from the Rights Offering and the sale of any additional Notes to the Noteholders, after the payment of $2.5 million of estimated expenses of the offering and the repayment of the Notes at their Repayment Value from the proceeds of the offering, will range from only $22.5 million to $35.0 million. We will have broad discretion in the application of such net proceeds and it is possible that we may allocate the proceeds differently than you may desire. Accordingly, you will be relying on the judgment of our management with regard to the use of any net proceeds and will not have the opportunity to assess whether the proceeds are being used appropriately.

In administering the Rights Offering, we will be relying on statements, representations and other information provided to us by third parties.

In administering the exercising of rights and the pro rating of oversubscription privileges in the Rights Offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the subscription agent’s ability to administer this Rights Offering in accordance with the terms and conditions described in this prospectus.

The receipt of rights may be treated as a taxable distribution to you.

Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the oversubscription privilege), we believe and intend to take the position that a U.S. Holder’s receipt of rights pursuant to the Rights Offering should not be treated as a taxable distribution with respect to such holder’s existing shares of common stock for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to U.S. Holders of our common stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, the Company anticipates that it will not have current and accumulated earnings and profits through the end of 2022. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.

Use of Proceeds

We intend to complete the Rights Offering on or before November 25, 2022, unless our board of directors elects to extend the Rights Offering in its discretion. Assuming the Rights Offering is consummated by November 25, 2022 and is fully subscribed, we expect to receive aggregate net proceeds from this offering of approximately $35.0 million, after deducting estimated offering expenses.

The estimated net proceeds we will receive from the Rights Offering and the sale of any additional Notes to the Noteholders, after the payment of $2.5 million of estimated expenses of the offering and the repayment of the Notes at their Repayment Value from the proceeds of the offering, will range from only $22.5 million to $35.0 million. We expect to use such proceeds for general corporate purposes.

See “Questions & Answers — How will the Note Purchase Agreement and Rights Offering affect our common stock?”

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2022 on:

•	an actual basis; and

•

a pro forma basis, to give effect to (a) the approval by our stockholders at the 2022 Annual Meeting to increase the number of authorized shares of common stock under our amended and restated articles of incorporation to 450,000,000, (b) the issuance and sale of 375,000,000 shares of common stock in this Rights Offering and our receipt of the proceeds from this Rights Offering (based on the subscription price), after deducting estimated offering expenses, and (c) the repayment of the Notes as required under the Note Purchase Agreement.

The pro forma information set forth below is illustrative only and will be adjusted based on the number of shares actually sold. You should read this information in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	As of June 30, 2022
(in thousands, except share and per share amounts)	Actual	Pro Forma(1)
Cash and cash equivalents	$106,630	$141,630
Long-term debt, current and noncurrent	100,000	—
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized, no shares issued and outstanding, actual; 5,000,000 shares authorized, no shares issued or outstanding, pro forma	—	—
Common stock, $0.0001 par value per share; 300,000,000 shares authorized, 39,411,069 shares issued and outstanding, actual; 450,000,000 shares authorized and 414,411,069 shares issued and outstanding, pro forma	4	41
Additional paid-in capital	431,141	616,104
Accumulated deficit	(419,901)	(469,901)
Total stockholders’ (deficit) equity	11,244	146,244

Total capitalization	$111,244	$146,244

(1)

The pro forma information set forth below assumes the Rights Offering is consummated by November 25, 2022 and is fully subscribed. We intend to complete the Rights Offering on or before November 25, 2022, unless our board of directors elects to extend the Rights Offering in its discretion. Assuming we complete the Rights Offering by November 25, 2022 but our existing stockholders subscribe to purchase less than 75 million shares, or we elect to extend the Rights Offering and it is completed after November 25, 2022 but by December 24, 2022, we have agreed to issue and sell, and the Noteholders have agreed to purchase, up to an additional $25 million of Notes, subject to the terms and conditions of the Note Purchase Agreement. The estimated net proceeds we will receive from the Rights Offering and the sale of any additional Notes to the Noteholders, after the payment of approximately $2.5 million of estimated expenses of the offering and the repayment of the Notes at their Repayment Value from the proceeds of the offering, will range from only $22.5 million to $35.0 million. For more information, please refer to “Questions & Answers — How will the Note Purchase Agreement and Rights Offering affect our common stock?”

The number of shares of our common stock to be outstanding after this offering reflected in the table above is based on 39,385,438 shares of common stock outstanding as of June 30, 2022 on a pro forma basis, and excludes:

•	5,207,151 shares of our common stock issuable upon the exercise of outstanding stock options as of June 30, 2022, with a weighted-average exercise price of $4.88 per share;

•

1,995,230 shares of our common stock issuable upon the vesting of restricted stock units (“RSUs”) and 80,000 shares of our common stock issuable upon the vesting of performance-based RSUs as of June 30, 2022;

•

9,130,881 shares of our common stock reserved for issuance under the 2020 Incentive Award Plan (the “2020 Plan”), of which 6,711,814 are available for issuance in connection with grants of future awards; and

•	1,327,567 shares of our common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan (the “ESPP”).

Dilution

Purchasers of our common stock in the Rights Offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our historical net tangible book value as of June 30, 2022, was $2.6 million, or $0.07 per share of our common stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of our common stock in the Rights Offering and the net tangible book value per share of our common stock immediately after the Rights Offering. Our pro forma net tangible book value as of June 30, 2022 was $137.6 million, or $0.33 per share, based on the total number of shares of our common stock outstanding as of June 30, 2022, assuming we complete this Rights Offering by November 25, 2022 and after giving effect to (a) the approval by our stockholders at the 2022 Annual Meeting to increase the number of authorized shares of common stock under our amended and restated articles of incorporation to 450,000,000, (b) the issuance and sale of 375,000,000 shares of common stock in this Rights Offering and our receipt of the proceeds from this Rights Offering (based on the subscription price), after deducting estimated offering expenses of approximately $2.5 million, and (c) the repayment of the Notes as required under the Note Purchase Agreement.

The following table illustrates this per-share dilution on a pro forma basis, on the assumptions and after giving effect to the adjustments described above.

Subscription Price		$0.50
Net tangible book value per share as of June 30, 2022	$0.07
Pro forma net tangible book value per share as of June 30, 2022	0.33
Increase in pro forma net tangible book value per share	0.26
Dilution in net tangible book value per share to stockholders participating in this offering		0.17

We intend to complete the Rights Offering on or before November 25, 2022, unless our board of directors elects to extend the Rights Offering in its discretion. Assuming we complete the Rights Offering by November 25, 2022 but our existing stockholders subscribe to purchase less than 75 million shares, or we elect to extend the Rights Offering and it is completed after November 25, 2022 but by December 24, 2022, we have agreed to issue and sell, and the Noteholders have agreed to purchase, up to an additional $25 million of Notes, subject to the terms and conditions of the Note Purchase Agreement. The estimated net proceeds we will receive from the Rights Offering and the sale of any additional Notes to the Noteholders, after the payment of $2.5 million of estimated expenses of the offering and the repayment of the Notes at their Repayment Value from the proceeds of the offering, will range from only $22.5 million to $35.0 million, on a pro forma basis. Such net proceeds to us and the per share dilution on a pro forma basis will vary as follows:

•

If we complete the Rights Offering by November 25, 2022 and our existing stockholders subscribe for at least 75 million shares, such net proceeds we will receive will be approximately $35.0 million and our pro forma net tangible book value per share as of June 30, 2022, our increase in pro forma net tangible book value per share and the dilution in net tangible book value per share to stockholders participating in the offering, will be as set out in the table above.

•

If we complete the Rights Offering by November 25, 2022 and our existing stockholders subscribe for fewer than 75 million shares, for each 25 million fewer shares less than 75 million shares that they purchase, we will receive $4.2 million less in net proceeds, our pro forma net tangible book value per share as of June 30, 2022 will decrease by $0.01 per share, our increase in pro forma net tangible book value per share will decrease by $0.01 per share, and the dilution in net tangible book value per share to stockholders participating in the offering will increase by $0.01 per share.

•

If we complete the Rights Offering by November 25, 2022 and our existing stockholders subscribe for no shares, or we do not complete the Rights Offering by November 25, 2022, such net proceeds we will receive will be approximately $22.5 million, our pro forma net tangible book value per share as of June 30, 2022 would be $0.30, our increase in pro forma net tangible book value per share would be $0.24, and the dilution in net tangible book value per share to stockholders participating in the offering would be $0.20.

The information above is as of June 30, 2022 and excludes the following:

•	5,207,151 shares of our common stock issuable upon the exercise of outstanding stock options as of June 30, 2022, with a weighted-average exercise price of $4.88 per share;

•	1,995,230 shares of our common stock issuable upon the vesting of RSUs and 80,000 shares of our common stock issuable upon the vesting of performance-based RSUs as of June 30, 2022;

•	9,130,881 shares of our common stock reserved for issuance under the 2020 Plan, of which 6,711,814 are available for issuance in connection with grants of future awards; and

•	1,327,567 shares of our common stock reserved for future issuance under the ESPP.

To the extent that outstanding options are exercised or restricted stock units vest and are settled, the investors purchasing our common stock in this Rights Offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of securities, the issuance of those securities could result in further dilution to our stockholders.

Market Price of and Dividends on Common Stock

Market Information

Our common stock is listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC under the ticker symbol “EAR.”

Holders of Record

As of October 24, 2022, we had                 holders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose common stock may be held in trust or by other entities.

Dividends

We have not paid any cash dividends and do not expect to do so in the foreseeable future.

The Rights Offering

The Rights

We will distribute to stockholders of record as of 5:00 p.m., New York City time, on October 24, 2022, at no charge, non-transferable rights to purchase an aggregate of 375,000,000 shares of common stock. You will receive one right for every share of our common stock outstanding as of the record date.

The rights will be evidenced by rights certificates. Each right will allow you to purchase                 shares of our common stock at a subscription price of $0.50 per whole share. If you elect to exercise your basic subscription privilege in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your oversubscription privilege, if there are enough shares available, and subject to certain limitations. See “Questions & Answers — What are the limitations of the oversubscription privilege?” The rights will not be listed for trading on any securities exchange or trading system. The shares of common stock included in shares will be transferable following their issuance.

Reasons for the Rights Offering

We have experienced losses and negative cash flows from operation since the Company’s inception, including in connection with the settlement of the investigation by the DOJ and as a result of our suspension of insurance claims submissions. We expect to incur additional substantial losses in the future. Given our need for additional capital to fund our operations, our board of directors, management and financial advisors devoted significant time and effort into exploring the Company’s strategic alternatives, including potential financing transactions to generate requisite capital to support the Company’s short- and long-term business strategies and a potential sale of the Company.

Based on the foregoing, we entered into the Note Purchase Agreement on June 24, 2022 pursuant to which we agreed to issue and sell up to $125 million of Notes to the Noteholders. As the Financing presents significant potential dilution to our existing stockholders, we negotiated for the inclusion of the Rights Offering for an aggregate of 375 million shares of common stock to allow our existing stockholders to purchase additional shares of common stock and reduce the level of dilution that they could incur from the Financing. The subscription price was determined to be $0.50 per share to reflect a 60% discount to the trading price of our common stock on the date we signed the Note Purchase Agreement.

Expiration of the Rights Offering

You may exercise your subscription privilege at any time between October 31, 2022 and 5:00 p.m., New York City time, on November 17, 2022, the expiration date for the Rights Offering, unless extended by us. We may, in our sole discretion, extend the time for exercising the rights. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “— Procedures for DTC Participants.”

Note that we intend to complete the Rights Offering on or before November 25, 2022 unless our board of directors elects to extend the Rights Offering in its discretion. We may extend the expiration date of the Rights Offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the Rights Offering.

If you do not exercise your rights before the expiration date of the Rights Offering, your unexercised rights will be null and void and will have no value. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Privileges

Your rights entitle you to the basic subscription privilege and the oversubscription privilege.

Basic Subscription Privilege. With your basic subscription privilege, you may purchase                 shares of our common stock per right, upon delivery of the required documents and payment of the subscription price of $0.50 per whole share. You are not required to exercise all of your rights unless you wish to purchase shares under your oversubscription privilege. We will deliver to you the shares which you purchased with your basic subscription privilege as soon as practicable after the Rights Offering has expired. All shares that are purchased in the Rights Offering will be issued in uncertificated book-entry form, meaning that you will receive a direct registration account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares in the name of a bank, broker, dealer or other nominee, DTC will credit your nominee with the securities you purchased in the Rights Offering.

Oversubscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $0.50 per share, before the expiration of the Rights Offering. You may only exercise your oversubscription privilege if you exercised your basic subscription privilege in full and other holders of rights do not exercise their basic subscription privileges in full.

The oversubscription privilege will be subject to certain limitations, including that:

•

no shares of common stock will be issued upon exercise of the oversubscription privilege by a particular stockholder to the extent that such issuance would result in such stockholder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such stockholder, beneficially owning in excess of 9.9% of the outstanding shares of common stock upon completion of the Rights Offering; and

•

no shares of common stock will be issued upon exercise of the oversubscription privilege by any or all stockholders to the extent that the number of shares subscribed for in the Rights Offering (including pursuant to the oversubscription privilege) would exceed 75 million shares in the aggregate (i.e., in the event the total number of shares subscribed for, including oversubscriptions, exceeds 75 million, stockholders’ oversubscriptions will be cut back on a pro rata basis (based on the extent to which the oversubscriptions exceed, on a percentage basis, the underlying rights) until the total number of shares subscribed for, including oversubscriptions, is 75 million or all oversubscriptions have been fully cut back to zero).

Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing stockholders. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their oversubscription privileges.

Full Exercise of Basic Subscription Privilege. You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity.

For example, suppose that you were granted rights for shares of our common stock which you own individually and shares of our common stock which you own collectively with your spouse. If you wish to exercise your oversubscription privilege with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual oversubscription privilege.

When you complete the portion of your rights certificate to exercise your oversubscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock which you hold in that capacity. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege in full.

Return of Excess Payment. If you exercised your oversubscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned, in the manner in which made, without interest or deduction, as soon as practicable after the expiration date. We will deliver or cause the transfer agent to deliver shares that you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

No Fractional Shares of Common Stock

We will not issue fractional shares of common stock. After aggregating all of the shares subscribed for by a particular stockholder, any fractional shares of our common stock created by the exercise of the rights by that stockholder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer 375,000,000 shares of common stock in the Rights Offering. Any excess subscription funds in respect of fractional shares will be returned to you, without interest or deduction, in the manner in which made, promptly after completion of the Rights Offering.

Conditions to the Rights Offering

Our obligation to consummate the Rights Offering is condition upon, among other things, Nasdaq approving for listing, subject to official notice of issuance, the shares of our common stock issuable upon exercise of the Rights.

We intend to complete the Rights Offering on or before November 25, 2022, unless our board of directors elects to extend the Rights Offering in its discretion. We may cancel or terminate the Rights Offering, in whole or in part, at any time in our sole discretion. If we cancel or terminate the Rights Offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Method of Subscription  —  Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your rights by delivering the following to the subscription agent, at or before 5:00 p.m., New York City time, on November 17, 2022, the expiration date of the Rights Offering, unless extended by us:

•	Your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share of common stock subscribed for under your rights.

Your rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., New York City time, on November 17, 2022, the expiration date of the Rights Offering, unless extended by us. Please note that if you hold your shares in “street name” through a broker, dealer, or other nominee who uses the services of DTC, DTC must receive the rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date. See “— Procedures for DTC Participants.”

Method of Payment

The subscription agent will accept payment only by wire transfer of immediately available funds or personal check drawn upon a United States bank payable to the subscription agent. Payments by certified bank check, cashier’s check or money order will not be accepted.

Receipt of Payment

Your payment of the subscription price will be deemed to have been received by the subscription agent only when:

•	any personal check clears; or

•	the subscription agent receives a wire transfer of immediately available funds.

Payments by certified bank check, cashier’s check or money order will not be accepted.

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from holders of rights until we issue to you your common stock, or return your overpayment, if any.

If delivering by Express Mail, Courier or Other Expedited Service:

Continental Stock Transfer & Trust Company, LLC

Attn: Corporate Actions

1 State Street, 30th Floor

New York, NY 10004

If sending payment of subscription price by wire of immediately available funds:

JPMorgan Chase Bank

ABA #021000021

Acct # 475468767

Reference: Eargo, Inc.

In considering which method of delivery to use, holders of rights should take into consideration the amount of time remaining in the Rights Offering, as well as any guaranteed delivery procedures, to ensure that materials are delivered prior to the expiration of the Rights Offering.

Delivery of Subscription Materials

You should deliver your rights certificate to the subscription agent by one of the methods described below:

By First Class Mail, Express Mail, Courier or Other Expedited Service:

Continental Stock Transfer & Trust Company, LLC

Attn: Corporate Actions

1 State Street, 30th Floor

New York, NY 10004

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or do not make full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your oversubscription privilege to purchase the maximum number of shares with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you, in the manner in which made, without interest or deduction, as soon as practicable after the expiration date of the Rights Offering.

Exercising a Portion of Your Rights

If you subscribe for fewer than all of the shares of our common stock represented by your rights certificate, you may receive from the subscription agent a new rights certificate representing your unused rights.

If you do not indicate the number of rights being exercised, or if you do not make full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your right with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to the purchase of shares of common stock, we or the subscription agent will return the excess amount to you, in the manner in which made, without interest or deduction, promptly after the expiration date of the Rights Offering.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the rights certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your rights before the Rights Offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertake any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares of common stock to you upon consummation of the Rights Offering.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate provides that the shares of common stock are to be delivered to you as record holder of those rights; or

•	you are an eligible institution.

Notice to Brokers and Nominees

If you are a broker, a trustee or a depositary for securities that holds shares of our common stock for the account of others as of 5:00 p.m., New York City time, on October 24, 2022, the record date, you should notify the respective beneficial owners of such shares of the Rights Offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owners with respect to their rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owners so instruct, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock or existing stockholders that are entitled to participate in dividend distributions to our common stockholders at 5:00 p.m., New York City time, on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold shares of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificates carefully.

If you want to exercise your rights, you should send your rights certificate(s) and your subscription price payment to the subscription agent. Do not send your rights certificate(s) and subscription price payment to the Company.

You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. You must pay, or arrange for payment, by means of a wire transfer of immediately available funds or personal check drawn upon a United States bank payable to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the Rights Offering expires. Cashier’s checks, money orders and certified checks will not be accepted. Your payment of the subscription price will be deemed to have been received by the subscription agent only when:

•	any personal check clears; or

•	the subscription agent receives a wire transfer of immediately available funds.

In considering which method of delivery to use, holders of rights should take into consideration the amount of time remaining in the Rights Offering, as well as any guaranteed delivery procedures, to ensure that materials are delivered prior to the expiration of the Rights Offering.

Determinations Regarding the Exercise of Your Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights, and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your rights because of any defect or irregularity. We will not accept any exercise of rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the Rights Offering or in proper form. We will also not accept the exercise of your rights if our issuance of the shares of our common stock to you could be deemed unlawful under applicable law.

Guaranteed Delivery Procedures

If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent on or before the time your rights expire, you may exercise your rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent on or prior to the expiration date your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in “— Method of Payment”;

•

deliver to the subscription agent on or prior to the expiration date the form titled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Eargo, Inc.’s Rights Certificates” distributed with your rights certificates; and

•

deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within two business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Instructions as to Use of Eargo, Inc.’s Rights Certificates”, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•

the number of rights represented by your rights certificates, the number of shares of our common stock you are subscribing for under your basic subscription privilege and the number of shares of our common stock you are subscribing for under your oversubscription privilege, if any; and

•

your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within two business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under “— Delivery of Subscription Materials.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by email transmission to reorg+eargo@continentalstock.com. Any transmission of other materials will not be accepted and will not be considered a valid submission for the Rights Offering.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please request any copies of the form of Notice of Guaranteed Delivery from the information agent at:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

Email: EAR.info@investor.morrowsodali.com

United States Federal Income Tax Considerations

Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the oversubscription privilege), we believe and intend to take the position that a U.S. Holder’s receipt of rights pursuant to the Rights Offering should not be treated as a taxable distribution with respect to such holder’s existing shares of common stock for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to U.S. Holders of our common stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, the Company anticipates that it will not have current and accumulated earnings and profits through the end of 2022. For a more detailed discussion, including U.S. federal income tax considerations applicable to Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights Offering.

Regulatory Limitation

We will not be required to issue the shares of our common stock to you pursuant to the Rights Offering if, in our opinion, it would be unlawful to do so or you would be required to obtain prior clearance or approval from any foreign, state or federal regulatory authorities to own or control such shares if, at the time the Rights Offering expires, you have not obtained such clearance or approval.

Questions About Exercising Rights

If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this document or the “Instructions as to Use of Eargo, Inc.’s Rights Certificates”, you should contact the information agent at the address and telephone number set forth under “Questions & Answers — What should I do if I have other questions?” included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed Continental Stock Transfer & Trust Company, LLC to act as subscription agent and Morrow Sodali LLC to act as information agent for the Rights Offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent and all other expenses incurred by us in the Rights Offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your rights.

No Revocation

Once you have exercised your rights, you may not revoke your exercise. All exercises of rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase common stock in the Rights Offering. See “Summary — Recent Developments” and “Risk Factors — Risks Related to the Rights Offering — There may be material developments regarding us during the subscription period. In considering whether to exercise your rights, you should consider that all exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.” Rights not exercised before the expiration date of the Rights Offering will expire and will have no value.

Procedures for DTC Participants

If you are a broker, a dealer, a trustee or a depositary for securities who holds our common stock for the account of others as a nominee holder, you may, upon proper showing to the subscription agent, exercise your beneficial owners’ basic and oversubscription privileges through DTC. Any rights exercised through DTC are referred to as “DTC Exercised Rights.” You may exercise your DTC Exercised Rights through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent. DTC must receive the rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 2:15 p.m., New York City time, on the expiration date, unless guaranteed delivery procedures are utilized with respect to delivery of your rights certificate, as described above.

Subscription Price

The subscription price is $0.50 per share. For more information with respect to how the subscription price was determined, see “– Reasons for the Rights Offering” and “Questions & Answers — How was the subscription price of $0.50 per share of common stock determined?” included elsewhere in this prospectus.

Transferability

The rights are evidenced by a rights certificate and are non-transferable, except that rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The rights will not be listed for trading on any securities exchange or trading system. The shares of common stock included in shares will be transferable following their issuance.

Extensions and Termination

We may extend the Rights Offering and the period for exercising your rights, in our sole discretion. In addition, we may terminate the Rights Offering at any time prior to the time the Rights Offering expires.

No Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of such investor’s own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 10 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, each hereby incorporated by reference in this prospectus.

Neither the Company nor our board of directors has, or will, make any recommendation to stockholders whether to exercise or let lapse their rights in the Rights Offering. You should make an independent investment decision about whether to exercise or let lapse your rights based on your own assessment of our business and the Rights Offering.

Non-U.S. Stockholders

The subscription agent will not mail rights certificates to stockholders on the record date whose addresses are outside the United States, and your rights certificates will be held by the subscription agent for your account until any instructions are received to exercise your rights. If you are a stockholder whose address is outside the United States, to exercise your rights, you must notify the subscription agent before 11:00 a.m., New York City time, on November 10, 2022, which is five business days prior to the expiration date for the Rights Offering, unless extended by us, and, if we so request, must establish to our satisfaction that you are permitted to exercise your rights under applicable law. Any questions related to exercising rights should be directed to the subscription agent. If these procedures are not followed prior to the expiration date, those holders’ rights will expire. We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights, and any such determinations by us will be final and binding.

This Rights Offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of our common stock if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. We do not anticipate that there will be any changes in the Rights Offering, and we may, in our sole discretion, decline to make modifications to the terms of the Rights Offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the Rights Offering.

Shares of Common Stock Outstanding after the Rights Offering and the Transactions Under the Note Purchase Agreement

As of October 24, 2022, we had                 issued and outstanding shares of common stock.

In this Rights Offering, we are offering the right to purchase 375 million shares of common stock. If the stockholders do not fully exercise their rights to purchase additional shares of common stock, then some or all of the Notes will convert into the remaining shares that were not exercised. As a result, following the Rights Offering and conversion of the Notes, we will have approximately                 issued and outstanding shares of common stock.

Note Purchase Agreement

On June 24, 2022, we entered into the Note Purchase Agreement with the Noteholders and Administrative Agent. Pursuant to the Note Purchase Agreement, we agreed to issue and sell up to $125 million of Notes. In connection with the Financing, we entered into the NPA Investors’ Rights Agreement and Registration Rights Agreement as discussed below.

Note Purchase Agreement

Pursuant to the Note Purchase Agreement, the Noteholders agreed to purchase $100 million in Notes on or before July 11, 2022, and such closing was completed on the First Tranche Closing. Subject to the terms and conditions of the Note Purchase Agreement, the Noteholders have agreed to purchase up to an additional $25 million of Notes if we have not completed the Rights Offering prior to November 25, 2022 but on or prior to December 24, 2022 or, alternatively, if we complete the Rights Offering prior to November 25, 2022 but our existing stockholders subscribe to purchase less than 75 million shares of newly issued common stock in the Rights Offering. The closing of the Second Tranche is further conditioned upon certain closing conditions.

Interest, Redemption, Maturity and Events of Default

The Notes are senior, secured obligations of the Company, bearing interest at a rate of 12.00% per annum, payable quarterly in arrears on the first calendar day of each calendar quarter commencing on July 1, 2022. Immediately upon the occurrence and during the continuance of an event of default, the interest rate will be increased by an additional 12.00%. Other than on the Maturity Date (as defined below) or any optional redemption date, accrued interest shall be paid in-kind by adding such interest to the outstanding principal of the Notes.

We may, at our option, repay all (but not a portion) of the Notes outstanding upon three business days’ prior written notice at a price equal to the Repayment Value of the Notes outstanding.

The Notes will mature and be due in cash at the Repayment Value on the one-year anniversary of the First Tranche Closing Date, subject to earlier conversion, redemption or repurchase in accordance with their terms (the “Maturity Date”).

The Note Purchase Agreement contains certain “events of default,” which, if triggered, would result in an increase in the amount of interest due on the Notes and may result in the acceleration of the maturity of the Notes (including the Repayment Value), among other things. Events of default under the Note Purchase Agreement include, among other things:

•	Failure to make any payment of principal or interest on any Note when due or satisfy other obligations under the Note Purchase Agreement;

•	Failure to perform certain covenants or other required actions under the Note Purchase Agreement, subject to applicable cure periods;

•	The occurrence of an event that reasonably would be expected to be a material adverse effect upon our financial condition, assets or results of operations;

•	The seizure of or levy on any material portion of our assets, or the receipt of a notice or service seeking to seize or attached over $100,000 in assets;

•	A court order restraining us from conducting any material part of our business;

•	Our insolvency or the initiation of insolvency proceedings against us;

•	Any third party becoming able to accelerate the maturity of outstanding debt over $300,000, whether or not such right is exercised;

•

Our incurrence of fines, penalties or final judgments of at least $300,000 (which are not covered by independent third-party insurance as to which liability has not been rejected by such insurance carrier) are rendered against us by any governmental authority, and the same are not discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

•	Any representation, warranty or other statement in the Note Transaction documents being incorrect or misleading in any material respect;

•	The Note Purchase Agreement or any collateral document ceasing to be in full force and effect;

•	The revocation, rescission, suspension or modification of any government approval in an adverse manner or the non-renewal of such an approval in the ordinary course for a full term;

•	Our becoming enjoined, restrained or in any way prevented by the order of any court or any governmental authority from conducting any material part of our business for more than fifteen days;

•	Our conviction under any criminal statute that subjects us to forfeiture of any material portion of property to any governmental authority;

•	Receipt of a delisting notice from Nasdaq or if we otherwise fail to maintain our listing;

•	Our failure to consummate the Rights Offering by December 24, 2022; or

•	Our undergoing a change of control and not concurrently repaying the Notes and all other obligations under the Note Purchase Agreement.

Rights Offering

In connection with the Financing, we have agreed to consummate the Rights Offering for an aggregate of 375 million shares of common stock to stockholders as of the record date at an offering price of $0.50 per share of common stock. We expect the Rights Offering to be completed on or prior to November 25, 2022, and in any event by December 24, 2022.

Under the terms of the Note Purchase Agreement, if we are unable to complete the Rights Offering by December 24, 2022, the Notes will remain outstanding and we would be in default under the Note Purchase Agreement, allowing the Noteholders to demand immediate repayment of the Notes and, if we are unable to make such repayment, exercise remedies on collateral constituting substantially all of our assets.

Conversion

If the Rights Offering is consummated by November 25, 2022, then the Notes will automatically convert into (i) a number of shares of common stock equal to 375 million less the number of shares actually subscribed for and purchased with the Rights Offering, and (ii) cash in an amount equal to (x) the Repayment Value of Notes outstanding less (y) the Rights Offering Shortfall Amount.

If the Rights Offering is consummated after November 25, 2022 but on or prior to December 24, 2022, then the Second Tranche of the Notes will be issued (subject to certain conditions) and (a) the total gross proceeds of the Rights Offering will be immediately used to repay in cash a portion of the Notes at the Repayment Value, with the principal amount of the Notes redeemed being equal to the total gross proceeds of the Rights Offering divided by 1.50, and (b) the remaining amount of the Notes that are not redeemed will immediately convert into a number of shares equal to 375 million less the number of shares actually subscribed for and purchased in the Rights Offering. The Second Tranche of the Notes may not be issued if the Rights Offering is not consummated by December 24, 2022.

Collateral

Pursuant to the Note Purchase Agreement, we and each of our subsidiaries granted a first-priority security interest on substantially all of our assets, including intellectual property. Any subsidiary we form or acquire is also required to become party to the Note Purchase Agreement, subject to the same requirements. Upon the occurrence of an event of default, the Administrative Agent, on behalf of the Noteholders, is entitled to, among other things, foreclose on the collateral.

For additional information regarding the Notes and the Note Purchase Agreement, refer to the full text of the Note Purchase Agreement, which is filed as Exhibit 10.4 to the registration statement of which this prospectus is a part and incorporated by reference herein.

Investors’ Rights Agreement

On June 24, 2022, we also entered into an Investors’ Rights Agreement (the “NPA Investors’ Rights Agreement”) with the Noteholders, pursuant to which, among other things, we granted the Noteholders certain governance, information and other rights.

Restrictions on Transfer

Prior to the Maturity Date (unless an event of default has occurred and is continuing), the Investor Parties (as defined below) may not transfer any of the Notes to any person without our consent, except each Noteholder may transfer the Notes (i) to its direct or indirect limited partners or other investors, in each case, to which Notes are transferred by way of distribution, or the Noteholders’ affiliated funds or controlled affiliates (such controlled affiliates, limited partners and other investors that hold the Notes or Conversion Shares, collectively, the “Permitted Transferees”), (ii) in connection with customary pledges in connection with financing arrangements by the Noteholders or to the extent that all of the net proceeds of such sale are solely used to satisfy a margin call (i.e., posted as collateral) or re-pay bona fide loan or lending transaction entered into by the Noteholders (a “Financing Arrangement”) to the extent necessary to satisfy a bona fide margin call on such Financing Arrangement or to avoid a bona fide margin call on such Financing Arrangement that is reasonably likely to occur; provided, that, in each such Financing Arrangement, the lender has executed an issuer agreement, or (iii) following the date we commence a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws. The Noteholders and any transferee, whether during or after such three-year period, pursuant to clause (i) is an “Investor Party” and any transferee pursuant to clauses (ii) and (iii) above is an “Other Holder”.

In connection with any transfer of the Notes that is effected pursuant to a transaction in which the Investor Parties (or any of their representatives) negotiate the terms of such transfer directly with the third party purchaser (other than any underwriter, dealer (including a dealer acting as a block positioner), market maker, placement agent or initial purchaser thereof), at no time may the Investor Parties and Other Holders, as applicable, knowingly (after reasonable inquiry) transfer any Notes to any Company competitor, or any activist investor (each as further described in the NPA Investors’ Rights Agreement) or person who the Investor Party or Other Holder, as applicable, reasonably should know has been an activist investor in the last three years. In no event shall the foregoing limitations apply to, or limit in any way, sales by the Investor Parties in transactions effected on any stock exchange.

Noteholder Observer and Director Nominees

Prior to consummation of the Rights Offering, for as long as the Investor Parties hold any Notes, the Investor Parties shall have the right to appoint one observer (the “Observer”) to our board of directors.

From and after the Rights Offering, the Investor Parties shall have the right to nominate the number of directors (the “Investor Directors”) to our board of directors that is proportionate to the Investor Parties’

ownership of the Company, if any, following the Rights Offering, which will be rounded up to the nearest whole number (and shall in no event be less than one).

We expect to enter into an indemnification agreement with each Investor Director (the “Indemnification Agreement”) and entered into a Board Observer Agreement with the Investor Party on June 24, 2022 (the “Board Observer Agreement”).

The Indemnification Agreement generally requires us, among other things, to indemnify each Investor Director against certain liabilities that may arise by reason of their status or service as a director. The Indemnification Agreement also generally requires us to advance any expenses incurred by each Investor Director as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the Indemnification Agreements may be sufficiently broad to permit indemnification of each Investor Director for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Board Observer Agreement generally provides for, among other things, the Observer’s rights to be invited to attend, in a non-voting observer capacity, all meetings of the board of directors and committees of the board of directors. The Board Observer Agreement also generally requires us to indemnify the Observer to the same extent provided in the Indemnification Agreement. The Observer’s rights under the Board Observer Agreement shall terminate at the time the Noteholder no longer has the right to appoint an Observer pursuant to the NPA Investors’ Rights Agreement and the other provisions therein.

For additional information regarding the Indemnification Agreement and the Board Observer Agreement, refer to the full text of the Indemnification Agreement and the Board Observer Agreement, which are filed as Exhibits 10.5 and 10.6 to the registration statement of which this prospectus is a part and incorporated by reference herein.

Standstill

So long as either (i) the Investor Parties or Other Holders have record and beneficial ownership representing more than five percent of the outstanding common stock of the Company or (ii) the Investor Parties have the right to nominate a director to our board of directors (or any person so nominated continues to serve on our board of directors), the Investor Parties and Other Holders must comply with customary standstill provisions. The standstill provisions will terminate if, following any conversion in connection with the Rights Offering, the Noteholder acquires control of a majority of the voting power of the Company.

Voting Agreement

For so long as the Investor Parties have the right to designate an Observer or designate or nominate a director to our board of directors (or any person so designated or nominated continues to serve on our board of directors), the Investor Parties or Other Holders, as applicable, have agreed at each meeting of the stockholders to vote all shares of common stock owned (a) in favor of each director nominated or recommended by our board of directors and against the removal of any director who has been elected following nomination or recommendation by our board of directors, (b) against any stockholder nomination for a director that is not approved and recommended by our board of directors, (c) in favor of our “say-on-pay” proposal and any proposal by of ours relating to equity compensation that has been approved by our board of directors or our board of directors’ Compensation Committee, and (d) in favor of our proposal for ratification of the appointment of our independent registered public accounting firm. The foregoing voting agreement will terminate if, following any conversion in connection with the Rights Offering described below, the Noteholder acquires control of a majority of the voting power of the Company.

For additional information regarding the NPA Investors’ Rights Agreement, refer to the full text of the NPA Investors’ Rights Agreement, which is filed as Exhibit 10.7 to the registration statement of which this prospectus is a part and incorporated by reference herein.

Registration Rights Agreement

At the First Tranche Closing, we and the Noteholders also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, we granted the Noteholders certain customary demand and piggyback registration rights. Under the Registration Rights Agreement, we are required to use our reasonable best efforts to file a registration statement providing for the resale of the Conversion Shares within ten business days of the completion of the Rights Offering, and to maintain its effectiveness thereafter for so long as any registrable securities remain outstanding.

For additional information regarding the Registration Rights Agreement, refer to the full text of the Registration Rights Agreement, which is filed as Exhibit 10.8 to the registration statement of which this prospectus is a part and incorporated by reference herein.

Description of Our Capital Stock

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement (the “Original Investors’ Rights Agreement”) to which we and certain of our stockholders are parties, the NPA Investors’ Rights Agreement, the Registration Rights Agreement and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to the full text of our amended and restated certificate of incorporation, amended and restated bylaws, the Original Investors’ Rights Agreement, the NPA Investors’ Rights Agreement and the Registration Rights Agreement, copies of which are filed as Exhibits 3.1, 3.3, 10.1, 10.23, and 10.24 to the registration statement of which this prospectus is a part and are incorporated by reference herein.

General

Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common stock

Voting rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and preferences

Holders of our common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Registration rights

Under our Original Investors’ Rights Agreement, the NPA Investors’ Rights Agreement and Registration Rights Agreement, certain holders of shares of our common stock, or their transferees, have the right to require us to register their shares (the “registrable securities”) under the Securities Act so that those shares may be publicly resold, and the holders of these shares of common stock, or their transferees, have the right to include their shares in any registration statement we file, in each case as described below.

Original Investors’ Rights Agreement

Demand registration rights

Certain holders of our common stock are entitled to certain demand registration rights. Pursuant to the Original Investors’ Rights Agreement, beginning after April 13, 2021, the holders of at least 35% of such registrable securities may, on not more than two occasions, request that we register all or a portion of their shares, subject to certain specified exceptions.

Piggyback registration rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain holders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.

S-3 registration rights

Certain holders of shares of our common stock are entitled to certain Form S-3 registration rights. The holders of such registrable securities may, with respect to not more than two such registrations within any 12-month period, request that we register all or a portion of their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to specified exceptions. Such request for registration on Form S-3 must cover securities with an aggregate offering price to the public which equals or exceeds $1.0 million. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

NPA Investors’ Rights Agreement

In connection with the Note Purchase Agreement, we entered into the NPA Investors’ Rights Agreement, pursuant to which we granted the Noteholders certain governance, information and other rights. For additional information, see “Note Purchase Agreement — Investors’ Rights Agreement.”

Registration Rights Agreement

Resale registration statement

We are required to use reasonable best efforts to file within ten days of the completion of the Rights Offering a registration statement on Form S-1 covering the sale or distribution from time to time by the Noteholders of our common stock on a delayed or continuous basis under the Securities Act. We are required to use reasonable best efforts to cause such registration statement to be declared effective as promptly as practicable after the filing and maintain and update the registration statement, subject to the terms and conditions therein.

Demand registration rights

The Noteholders holding the registrable securities under the Registration Agreement are entitled to certain demand registration rights. The holders of a majority of such registrable securities may, on not more than four occasions per 12-months, request that not less than $10 million of registrable securities be sold through an underwritten offering, subject to certain specified exceptions. Additionally, the Noteholders may request that we amend or supplement any registration statement as may be necessary, subject to certain specified exceptions, to effect a sale or distribution.

Piggyback registration rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Noteholders will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.

Anti-takeover provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated Bylaws

Section 203 of the Delaware General Corporation Law (the “DGCL”)

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Because our Board of Directors approved the Note Purchase Agreement and the related transactions contemplated thereby, which would have resulted in an affiliate of Patient Square Capital becoming an “interested stockholder” following the Rights Offering, the limitations of Section 203 described above do not apply to a potential business combination with Patient Square Capital.

Amended and restated certificate of incorporation and amended and restated bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	classify our board of directors into three classes of directors, divided as nearly as equal in number as possible;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, and not by our stockholders; and

•

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in control or management of our company. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of forum

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware, or a Foreign Action, in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Limitation on liability and indemnification

Our amended and restated certificate of incorporation and our amended and restated bylaws limit our directors’ liability and provide that we may indemnify our directors and officers to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain other employees. These indemnification agreements, among other things, require us to indemnify our directors, officers and certain other employees for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, officer or other employee in any action or proceeding arising out of their services as a director, officer or employee of our company, or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors, officers and other employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the rights acquired through the Rights Offering and the ownership and disposition of shares of our common stock received upon exercise of the rights. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the rights or shares of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of rights through the Rights Offering by persons holding shares of our common stock entitled to receive rights pursuant to this Rights Offering, the exercise (or expiration) of the rights, and the acquisition, ownership and disposition of shares of our common stock acquired upon exercise of the rights.

This discussion is limited to the rights acquired through the Rights Offering and shares of our common stock acquired upon exercise of rights, in each case, that are held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding the rights or shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities or currencies or traders that elect to mark-to-market their securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);

•	real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations or governmental organizations;

•	persons deemed to sell the rights or shares of our common stock under the constructive sale provisions of the Code;

•	persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement (as defined in the Code);

•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•

persons who received, hold or will receive shares of our common stock or the rights pursuant to the exercise of any employee stock option or otherwise as compensation and persons who hold restricted common stock;

•	tax-qualified retirement plans; and

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the rights or shares of our common stock acquired upon exercise of rights, as the case may be, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF RIGHTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of our common stock, our rights or shares of our common stock acquired upon exercise of rights, as the case may be, that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Receipt of Rights

Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the oversubscription privilege), we believe and intend to take the position that a U.S. Holder’s receipt of rights pursuant to the Rights Offering should not be treated as a taxable distribution with respect to such holder’s existing shares of common stock for U.S. federal income tax purposes. Section 305(a) of the Code generally provides that the receipt by a shareholder of a right to acquire stock or warrants is not included in the taxable income of the shareholder; however, the general non-recognition rule in Section 305(a) of the Code is subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is generally a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) and an increase in the proportionate interest of other shareholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) in a corporation’s assets or earnings and profits.

During the last 36 months, the Company has not made any distributions of cash or property (other than stock or rights to acquire stock) with respect to its common or preferred stock, common stock options or common or preferred stock warrants, or any payments of cash interest with respect to its convertible debt instruments. Currently, the Company does not have any outstanding preferred stock or common or preferred stock warrants, and does not intend to make any future distributions of cash or property (other than stock or rights to acquire stock) with respect to its common stock or common stock options, or any payments of cash interest with respect to its convertible debt instruments; however, there is no guarantee that the Company will not make such distributions or payments in the future.

This position regarding the non-taxable treatment of the Rights Offering is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether because, contrary to our expectations, distributions of cash or property (other than stock or rights to acquire stock) are made with respect to our common stock or options, because the issuance of the rights is a “disproportionate distribution” or for any other reason, the fair market value of the rights would be taxable to U.S. Holders of our common stock as a dividend to the extent of the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, the Company anticipates that it will not have current and accumulated earnings and profits through the end of 2022.

The following discussion is based upon the treatment of the Rights Offering as a non-taxable distribution with respect to a U.S. Holder’s existing shares of common stock for U.S. federal income tax purposes.

Tax Basis in the Rights

If the fair market value of the rights a U.S. Holder receives is less than 15% of the fair market value of the U.S. Holder’s existing shares of common stock with respect to which the rights are distributed on the date the U.S. Holder receives the rights, Section 307(b) of the Code provides that the rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. Holder elects to allocate the tax basis in the holder’s existing shares of common stock between the existing shares of common stock and the rights in proportion to the relative fair market values of the existing shares of common stock and the rights determined on the date of receipt of the rights. If a U.S. Holder chooses to allocate tax basis between the holder’s existing common shares and the rights, the U.S. Holder must make this election on a statement included with the holder’s timely filed U.S. federal income tax return (including extensions) for the taxable year in which the U.S. Holder receives the rights. Such an election is irrevocable.

However, if the fair market value of the rights a U.S. Holder receives is 15% or more of the fair market value of the holder’s existing shares of common stock on the date the U.S. Holder receives the rights, then the U.S. Holder must allocate tax basis in the existing shares of common stock between those shares and the rights the U.S. Holder receives in proportion to their fair market values determined on the date the U.S. Holder receives the rights. Please refer to the discussion below regarding the U.S. tax treatment of a U.S. Holder that, at the time of the receipt of the right, no longer holds the common stock with respect to which the right was distributed.

The fair market value of the rights on the date that the rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the rights on that date. In determining the fair market value of the rights, U.S. Holders should consider all relevant facts and circumstances, including, without limitation, any difference between the subscription price of the rights and the trading price of our shares of common stock on the date that the rights are distributed, the fair market value and the length of the period during which the rights may be exercised and the fact that the rights are non-transferable.

Exercise of Rights

A U.S. Holder will not recognize gain or loss upon the exercise of a right received in the Rights Offering. A U.S. Holder’s adjusted tax basis, if any, in the right plus the subscription price will establish the U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the shares of common stock received upon exercise of such U.S. Holder’s right. The holding period of a share of common stock acquired upon exercise of a right in the Rights Offering will begin on the date of exercise.

If, at the time of the receipt or exercise of the right, the U.S. Holder no longer holds the common stock with respect to which the right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the right are unclear, including (1) the allocation of the tax basis between the shares of our common stock previously sold and the right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of our common stock acquired upon exercise of the right. Furthermore, if you exercise the rights and sell other shares of our common stock within the 61-day period beginning 30 days before the exercise date and ending 30 days after the exercise date, the “wash sale” rules may disallow the recognition of any loss upon the sale of our common stock. If a U.S. Holder exercises a right received in the Rights Offering after disposing of shares of our common stock with respect to which the right is received, the U.S. Holder should consult its own tax advisor.

Expiration of Rights

If a U.S. Holder allows rights received in the Rights Offering to expire, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in its existing common shares previously allocated to the rights that have expired to such U.S. Holder’s existing common shares.

Distributions on Common Stock

As described in the section titled “Market Price of and Dividends on Common Stock—Dividends,” we do not anticipate declaring or paying cash dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate, provided that certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its common stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale, Exchange or Other Disposition of Common Stock.”

Sale, Exchange or Other Disposition of Common Stock

Upon a sale, exchange, or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable to U.S. Holders who have not previously included such dividends in income as described above under “—Distributions on Common Stock”) and the U.S. Holder’s adjusted tax basis in our common stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock exceeded one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives dividend payments (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the shares of our common stock acquired through the exercise of rights. Certain U.S. Holders are exempt from backup withholding, including certain corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt (or fails to properly establish an exemption) and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of shares of our common stock, our rights or shares of our common stock acquired upon exercise of rights, as the case may be, that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Receipt, Exercise and Expiration of the Rights

The discussion assumes that the receipt of rights will be treated as a nontaxable distribution. See “—Tax Considerations Applicable to U.S. Holders—Receipt of Rights” above. In such case, Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the rights.

Distributions on Common Stock

As described in the section titled “Market Price of and Dividends on Common Stock—Dividends,” we do not anticipate declaring or paying cash dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided that the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Disposition of Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Plan of Distribution

Beginning on or about October 31, 2022, we will distribute the rights certificates, Notices of Guaranteed Delivery, as applicable, and copies of this prospectus to individuals who owned shares of our common stock on the record date. If you wish to exercise your rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares of our common stock to the subscription agent, Continental Stock Transfer & Trust Company, LLC, at the following address. If you send your rights certificate(s), Notice of Guaranteed Delivery (if applicable) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the Rights Offering expires. Do not send or deliver these materials to the Company.

By First Class Mail, Express Mail, Courier or Other Expedited Service:

Continental Stock Transfer & Trust Company, LLC

Attn: Corporate Actions

1 State Street, 30th Floor

New York, NY 10004

See “The Rights Offering – Method of Subscription – Exercise of Rights.”

If you have any questions, you should contact the information agent, Morrow Sodali LLC, at:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

Email: EAR.info@investor.morrowsodali.com

The rights are non-transferrable, except that rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. The rights will not be listed for trading on the Nasdaq or any other stock exchange or market. The shares of our common stock issuable upon exercise of the rights are listed on the Nasdaq under the symbol “EAR.”

We will pay all customary fees and expenses of the subscription agent and information agent related to this Rights Offering and have also agreed to indemnify the subscription agent and information agent from liabilities that they may incur in connection with this Rights Offering. We have not employed any brokers, dealers or underwriters in connection with the Rights Offering, and we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock underlying the rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.

For additional information regarding the purpose of the Rights Offering, see “Questions & Answers—Why are we conducting the Rights Offering?”

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of September 30, 2022, information regarding beneficial ownership of our common stock by each of our named executive officers and directors, individually and as a group. It also sets forth the most recently available information available to us regarding the beneficial ownership of each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

The percentage of ownership is based on 39,411,069 shares of common stock outstanding as of September 30, 2022. Beneficial ownership is determined according to the rules of the SEC and generally means that a person or entity possesses sole or shared voting or investment power of a security. In addition, any shares that a person or entity has the right to acquire within 60 days of September 30, 2022 through the exercise of any stock options or through the vesting and settlement of RSUs payable in shares of common stock are included in the following table. These shares are deemed to be outstanding and beneficially owned by the person or entity holding those options or RSUs for the purpose of computing the percentage ownership, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. The information contained in the following table does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address for each beneficial owner listed in the table below is c/o Eargo, Inc., 2665 North First Street, Suite 300, San Jose, California 95134.

Name of beneficial owner	Number of outstanding shares beneficially owned	Number of shares exercisable within 60 days	Number of shares beneficially owned	Percentage of beneficial ownership
5% and greater stockholders:
Entities affiliated with New Enterprise Associates(1)	4,520,670	—	4,520,670	11.47%
Entities affiliated with Pivotal Alpha Limited(2)	2,886,724	—	2,886,724	7.32%
The Charles and Helen Schwab Living Trust U/A DTD 11/22/1985	2,062,504	—	2,062,504	5.23%
Named executive officers and directors:
Christian Gormsen(3)	94,118	1,386,770	1,480,888	3.63%
William Brownie(4)	156,608	283,276	439,884	1.11%
Adam Laponis(5)	49,601	236,741	286,342	*
Josh Makower, M.D.(6)	508	81,471	81,979	*
Katie Bayne(7)	—	79,107	79,107	*
Doug Hughes(8)	35,709	96,112	131,821	*
A. Brooke Seawell(9)	394	96,112	96,506	*
David Wu(10)	19,148	81,471	100,619	*
All current directors and executive officers as a group (8 persons)	356,086	2,341,060	2,697,146	6.46%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Consists of (a) 4,520,019 shares of our common stock held by New Enterprise Associates 15, L.P. (“NEA 15”) (based on the most recently available Schedule 13D/A filed jointly with the SEC on June 3, 2021) and (b) 651 shares of our common stock held by NEA Ventures 2015, L.P. (“Ven 2015”). The shares held directly by NEA 15 are indirectly held by NEA Partners 15, L.P. (“NEA Partners 15”), which is the sole general partner of NEA 15, NEA 15 GP, LLC (“NEA 15 LLC”), which is the sole general partner of NEA

Partners 15, and the individual managers of NEA 15 LLC (the “NEA Managers”). The NEA Managers are Forest Baskett, Anthony A. Florence, Jr., Mohamad H. Makhzoumi, Scott D. Sandell and Peter W. Sonsini. The NEA Managers share voting and dispositive power with regard to the shares held by NEA 15. The shares directly held by Ven 2015 are indirectly held by Karen P. Welsh, the general partner of Ven 2015. Karen P. Welsh has voting and dispositive power with regard to the shares held by Ven 2015. All indirect owners of the above-referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest in such shares. The principal address for NEA 15 is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.
(2)

Based on the most recently available Schedule 13D filed jointly with the SEC on October 29, 2020 by Nan Fung Group Holdings Limited (“NFGHL”), NF Investment Holdings Limited (“NFIHL”), Permwell Management Limited (“Permwell”), Grand Epoch Holdings Limited (“Grand Epoch”), Eternal Sky Holdings Limited (“Eternal Sky”), and Pivotal Alpha Limited (“Pivotal Alpha”). According to the Schedule 13D, this amount consists of 2,664,502 shares of our common stock held directly by Pivotal Alpha and 222,222 shares of our common stock held by Permwell. Pivotal Alpha is wholly owned by Eternal Sky, which is wholly owned by Grand Epoch. Grand Epoch and Permwell are both wholly owned by NFIHL, which is wholly owned by NFGHL. The members of the Executive Committee of NFGHL make investment decisions with respect to shares of our common stock held by Pivotal Alpha and Permwell. Mr. Kam Chung Leung, Mr. Frank Kai Shui Seto, Mr. Vincent Sai Sing Cheung, Mr. Pui Kuen Cheung, Mr. Kin Ho Kwok, Ms. Vanessa Tih Lin Cheung, Mr. Meng Gao and Mr. Chun Wai Nelson Tang are the members of the Executive Committee of NFGHL. Pivotal Alpha, Eternal Sky and Grand Epoch each disclaims beneficial ownership of all applicable shares beneficially owned by Permwell and Permwell disclaims beneficial ownership of all applicable shares beneficially owned by Pivotal Alpha, Eternal Sky and Grand Epoch. The principal business address of NFGHL, Permwell, Pivotal Alpha and the named members of the NFGHL executive committee is 23rd Floor, Nan Fung Tower, 88 Connaught Road Central and 173 Des Voeux Road Central, Central, Hong Kong. The registered office address of NFIHL, Grand Epoch and Eternal Sky is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(3)

Consists of (a) 94,118 shares of common stock held directly, (b) 3,175 restricted stock units that are scheduled to vest within 60 days of September 30, 2022, and (c) 1,383,595 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2022.

(4)

Consists of (a) 156,608 shares of common stock held directly, (b) 1,031 restricted stock units that are scheduled to vest within 60 days of September 30, 2022, and (c) 282,245 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2022.

(5)

Consists of (a) 49,601 shares of common stock held directly, (b) 1,031 restricted stock units that are scheduled to vest within 60 days of September 30, 2022, and (c) 235,710 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2022.

(6)

Consists of (a) 508 shares of common stock held by the Makower Family Trust and (b) 81,471 shares of common stock that may be acquired pursuant to the exercise of stock options held by Dr. Makower within 60 days of September 30, 2022. Dr. Makower is a Special Partner of NEA, which is affiliated with NEA 15 and Ven 2015. Dr. Makower has no voting or dispositive power with regard to any of the shares of our common stock held by NEA 15 and Ven 2015 as described in footnote (1) above and disclaims beneficial ownership of the above-referenced shares held by NEA 15 and Ven 2015, except to the extent of his actual pecuniary interest in such shares.

(7)	Consists of 79,107 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2022.
(8)	Consists of (a) 35,709 shares of common stock held directly and (b) 96,112 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2022.
(9)	Consists of (a) 394 shares of common stock held directly and (b) 96,112 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2022.
(10)

Consists of (a) 18,267 shares of common stock held directly by Mr. Wu through the Wu Family Trust, (b) 881 shares of common stock held indirectly by Mr. Wu through the Wu 2015 Irrevocable Trust, and (c) 81,471 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of September 30, 2022.

Legal Matters

The validity of the rights and our common stock issuable upon exercise of the rights offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Menlo Park, California.

Experts

The financial statements of Eargo, Inc. as of December 31, 2020 and 2021, and for each of the two years in the period ended December 31, 2021 incorporated by reference in this Prospectus and the effectiveness of Eargo Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Incorporation of Information by Reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on May 13, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 24, 2022 and August 8, 2022, respectively;

•

our Current Reports on Form 8-K, filed with the SEC on January 6, 2022, January  18, 2022, March  10, 2022 (Item 3.01 only), May  2, 2022 (Item 1.01 only), May  13, 2022 (Item 3.01 only), May  27, 2022, May  31, 2022 (Item 3.01 only), June  27, 2022 (Items 1.01, 2.03 and 3.02 only), July  5, 2022, August  8, 2022 (Item 5.02 only), September  30, 2022, October  3, 2022, October  13, 2022 (Items 5.03, 5.07 and 9.01 only) and October 17, 2022; and

•

the description of the our common stock contained in our registration statement on Form 8-A (File No. 001-39616), filed with the SEC under Section 12(b) of the Exchange Act on October 13, 2020 including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 16, 2021.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference, including, but not limited to, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Eargo, Inc.

2665 North First Street, Suite 300

San Jose, California

(650) 351-7700

Rights to Purchase Up to 375,000,000 Shares of Common Stock

Prospectus

            , 2022

Until                     (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 13.	Other expenses of issuance and distribution.

The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.

Item	Amount
SEC registration fee	$17,381.25
Subscription agent fees and expenses	20,000.00
Information agent fees and expenses	15,000.00
Printing and postage expenses	250,000.00
Legal fees and expenses	1,500,000.00
Accounting fees and expenses	500,000.00
Miscellaneous fees and expenses	197,618.75

Total	$2,500,000.00

Item 14.	Indemnification of directors and officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.	Recent sales of unregistered securities.

Since September 30, 2016, we have made the following sales of unregistered securities:

Equity plan-related issuances

(1) Between September 30, 2016 and September 30, 2020, we have granted to our directors, employees and consultants options to purchase 7,910,889 shares of our common stock with per share exercise prices ranging from $1.29 to $10.15 under our 2010 Equity Incentive Plan, as amended, or the 2010 Plan.

(2) Between September 30, 2016 and September 30, 2020, we have issued to certain of our directors, employees and consultants an aggregate of 333,519 shares of our common stock at per share purchase prices ranging from $0.60 to $9.60 pursuant to exercises of options under the 2010 Plan for an aggregate purchase price of $490,182.62.

(3) Prior to filing our registration statement on Form S-8 in October 2020, we granted stock options and stock awards to employees, directors and consultants under our 2010 Equity Incentive Plan, covering an aggregate of 3,885,943 shares of common stock, at a weighted-average exercise price of $3.02 per share. The weighted-average exercise price per share reflects the repricing of all options granted from January 1, 2020 to August 3, 2020 with an exercise price greater than $2.55 per share that were repriced to $2.55 per share on August 3, 2020.

(4) Prior to filing our registration statement on Form S-8 in October 2020, we issued an aggregate of 555,654 shares of common stock at a weighted-average purchase price of $1.81 per share to employees, directors and consultants for aggregate proceeds to us of approximately $1.0 million upon the exercise of stock options.

Sales of preferred stock, convertible promissory notes and warrants

(5) Between October and December 2016, we issued convertible promissory notes in the aggregate principal amount of $20.1 million to 23 accredited investors.

(6) Between October 2016 and December 2016, we issued warrants to purchase an aggregate of 6,500 shares of Series B-1 convertible preferred stock at an exercise price of $27.43 per share to two accredited investors.

(7) In October 2017, we issued an aggregate of 2,913,490 shares of our Series C-1 convertible preferred stock upon conversion of convertible promissory notes issued by us, in exchange for approximately $21.0 million in cancellation of indebtedness.

(8) Between October 2017 and April 2018, we issued and sold an aggregate of 3,725,342 shares of Series C convertible preferred stock to 30 accredited investors at $9.0201 per share for gross proceeds of $33.6 million.

(9) In December 2018 and February 2019, we issued and sold an aggregate an aggregate of 3,896,711 shares of Series D convertible preferred stock to 17 accredited investors at $13.374 per share for gross proceeds of $52.1 million.

(10) Between June 2018 and June 2019, we issued warrants to purchase an aggregate of 45,171 shares of Series C convertible preferred stock with an exercise price of $9.0201 per share to one accredited investor.

(11) Between March 2020 and April 2020, we issued convertible promissory notes in the aggregate principal amount of $10.1 million to 21 accredited investors.

(12) In July 2020, we issued an aggregate of 1,889,542 shares of our Series E convertible preferred stock upon redemption of convertible promissory notes issued by us, in exchange for approximately $10.3 million in cancellation of indebtedness.

(13) Between July 2020 and August 2020, we issued and sold an aggregate of 10,513,924 shares of Series E convertible preferred stock to 24 accredited investors at $6.7836 per share for gross proceeds of $71.3 million.

(14) In September 2020 we issued a warrant to purchase 53,487 shares of our Series E convertible preferred stock with an exercise price of $6.7836 per share to one accredited investor.

(15) On June 24, 2022, we entered into the Note Purchase Agreement, pursuant to which we agreed to issue and sell up to $125 million in senior secured convertible notes to an affiliate of Patient Square Capital. On June 28, 2022, we closed the initial issuance of $100 million of senior secured convertible notes.

The offers, sales and issuances of the securities described in paragraphs (1), (2), (3), and (4) were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, employees or bona fide consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (5) through (15) were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access to information about us. No underwriters were involved in these transactions.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

		Incorporated by Reference
Exhibit number	Exhibit description	Form	Date	Number

3.1	Amended and Restated Certificate of Incorporation	8-K	10/20/2020	3.1

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	10/13/2022	3.1

3.3	Amended and Restated Bylaws	8-K	10/20/2020	3.2

4.1	Reference is made to Exhibits 3.1 through 3.2.

4.2	Form of Common Stock Certificate	S-1	9/25/2020	4.2

4.3†	Form of Rights Certificate

5.1†	Opinion of Latham & Watkins LLP

10.1	Amended and Restated Investors’ Rights Agreement, dated July 13, 2020, by and among Eargo, Inc. and the investors listed therein.	S-1	9/25/2020	10.1

10.2(a)#	2010 Equity Incentive Plan, as amended.	S-1/A	10/01/2020	10.2(a)

10.2(b)#	Form Agreements under 2010 Equity Incentive Plan, as amended.	S-1	9/25/2020	10.2(b)

10.3(a)#	2020 Incentive Award Plan.	S-8	10/19/2020	99.2(a)

10.3(b)#	Form Agreements under the 2020 Incentive Award Plan.	S-1	9/25/2020	10.3(b)

10.3(c)#	Form of Restricted Stock Unit Award Agreement under the 2020 Incentive Award Plan (Cash Settled Awards).	10-Q	5/13/2022	10.3

10.4#	2020 Employee Stock Purchase Plan.	S-8	10/19/2020	99.3

10.5#	Employment Agreement by and between Eargo, Inc. and Christian Gormsen.	S-1	9/25/2020	10.5

10.6#	Employment Agreement by and between Eargo, Inc. and William Brownie.	S-1	9/25/2020	10.6

10.7#	Employment Agreement by and between Eargo, Inc. and Adam Laponis.	S-1	9/25/2020	10.7

10.8#	Promotion Letter, dated January 12, 2022, by and between Eargo, Inc. and Mark Thorpe.	8-K	1/18/2022	10.1

10.9#	Employment Agreement, dated January 16, 2022, by and between Eargo, Inc. and Mark Thorpe.	8-K	1/18/2022	10.2

10.10#	Non-Employee Director Compensation Program.	S-1	9/25/2020	10.8

10.11	Form of Indemnification Agreement for directors, officers and certain other employees.	S-1	9/25/2020	10.9

10.12*	Manufacturing Services Agreement, dated May 5, 2017, by and between Eargo, Inc. and Hana Microelectronics Co., Ltd.	S-1	9/25/2020	10.10

10.13	Sublease Agreement, dated July 30, 2018, by and between Eargo, Inc. and Microchip Technology Incorporated.	S-1	9/25/2020	10.11

10.14*	Manufacturing Agreement, dated August 21, 2018, by and between Eargo, Inc. and Pegatron Corporation.	S-1	9/25/2020	10.15

10.15	Office & Parking Lease, dated September 11, 2018, by and between Eargo, Inc. and SEV 8th and Division, LLC.	S-1	9/25/2020	10.12

10.16	First Amendment to Lease, dated February 19. 2021, by and between Eargo, Inc. and SEV 8th and Division, LLC.	10-Q	5/13/2021	10.1

10.17+	Standard Form Office Lease, executed September 3, 2021, by and between Eargo, Inc. and GZI First North 1, LLC.	10-Q	5/13/2022	10.1

10.18	First Amendment to Lease, dated January 26, 2022, by and between Eargo, Inc. and GZI First North 1, LLC.	10-Q	5/13/2022	10.2

10.19	Settlement Agreement, dated April 29, 2022.	8-K	5/2/2022	10.1

10.20+*	Note Purchase Agreement, dated June 24, 2022, by and among Eargo, Inc., Eargo Hearing, Inc., Eargo Screening, LLC, noteholders affiliated with Patient Square Capital and Drivetrain Agency Services, LLC, as administrative agent and collateral agent.	8-K	6/27/2022	10.1

10.21*	Form of Indemnification Agreement to be entered into with Noteholder directors.	8-K	6/27/2022	10.2

10.22*	Board Observer Agreement, dated June 24, 2022, by and between Eargo, Inc. and PSC Echo LP.	8-K	6/27/2022	10.3

10.23+*	Investors’ Rights Agreement, dated June 24, 2022, by and between Eargo, Inc. and those certain investors set forth therein.	8-K	6/27/2022	10.4

10.24*	Registration Rights Agreement, dated June 24, 2022, by and between Eargo, Inc. and those certain investors set forth therein.	8-K	6/27/2022	10.5

21.1	List of subsidiaries	10-K	5/13/2022	21.1

23.1†	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

23.2†	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to the initial filing of this registration statement)

99.1†	Form of Instructions as to Use of Eargo, Inc.’s Rights Certificates

99.2†	Form of Letter to Stockholders who are Record Holders

99.3†	Form of Letter to Brokers, Dealers, Banks and Other Nominees

99.4†	Form of Letter to Beneficial Holders

99.5†	Form of Broker Letter to Clients who are Beneficial Holders

99.6†	Form of Beneficial Owner Election Form

99.7†	Form of Nominee Holder Certification

99.8†	Form of Notice of Important Tax Information

99.9†	Form of Notice of Guaranteed Delivery

107†	Filing Fee Table

†	Filed herewith.

#	Indicates management contract or compensatory plan.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

**	To be filed by amendment.

(b) Financial statement schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on October 25, 2022.

EARGO, INC.

By:	/s/ Christian Gormsen
Christian Gormsen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian Gormsen Christian Gormsen	President, Chief Executive Officer and Director (Principal Executive Officer)	October 25, 2022

/s/ Adam Laponis Adam Laponis	Chief Financial Officer (Principal Financial Officer)	October 25, 2022

/s/ Mark Thorpe Mark Thorpe	Chief Accounting Officer (Principal Accounting Officer)	October 25, 2022

* Josh Makower, M.D.	Director	October 25, 2022

* Katie J. Bayne	Director	October 25, 2022

* Doug Hughes	Director	October 25, 2022

* A. Brooke Seawell	Director	October 25, 2022

* David Wu	Director	October 25, 2022

*	By:	/s/ Christian Gormsen
Christian Gormsen
Attorney-in-fact